Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140458

PROSPECTUS

U.S. Shipping Partners L.P.
U.S. Shipping Finance Corp.

Offer to exchange $100,000,000 aggregate principal amount of
13% Senior Secured Notes due 2014,
which have been registered under the Securities Act of 1933

for

$100,000,000 aggregate principal amount of
13% Senior Secured Notes due 2014,
which have not been registered under the Securities Act of 1933

We are offering to exchange the new “exchange notes” described above for the outstanding “initial notes” described above. The form and terms of the exchange notes are identical in all material respects to the form and terms of the initial notes, except for transfer restrictions and registration rights provisions relating only to the outstanding initial notes. We do not intend to apply to have any exchange notes listed on any securities exchange or automated quotation system and no active trading market may develop for them. We sometimes refer to the exchange notes and the initial notes collectively as the “notes.”

The exchange offer will expire at 5 p.m., New York City time, March 23, 2007, unless we extend the exchange offer in our sole and absolute discretion.

Key terms of the exchange offer include the following:

•       The exchange offer is not subject to any conditions other than that the exchange offer does not violate law or any interpretation of the staff of the Securities and Exchange Commission.

•       All initial notes that are validly tendered and not validly withdrawn will be exchanged.

•       Tenders of initial notes may be withdrawn any time before the expiration of the exchange offer.

•       The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

•       The terms of the exchange notes are identical to the initial notes, except for certain transfer restrictions and registration rights of the initial notes.

See the “Risk Factors” section beginning on page 18 for a discussion of risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2007

TABLE OF CONTENTS

	Page		Page
Industry and Market Data	ii	United States Federal Income Tax
Forward-Looking Statements	iii	Considerations	110
Summary	1	Plan of Distribution	111
Risk Factors	18	Legal Matters	112
Use of Proceeds	44	Experts	112
The Exchange Offer	45	Where You Can Find More Information	113
Description of Exchange Notes	53	Incorporation of Documents by
		Reference	114

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. In making your investment decision, you should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of any offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

This prospectus incorporates by reference additional information about us, including, but not limited to, information about our business, financial condition, management, related transactions and our financial statements and the notes thereto, that is not included in or delivered with this prospectus. Please read “Where You Can Find More Information” and “Incorporation of Documents By Reference” included elsewhere herein. You are urged to read this prospectus carefully, including the “Risk Factors,” and our SEC reports in their entirety before investing in our exchange notes. This information is available without charge upon written or oral request directed to: U.S. Shipping Partners L.P., 399 Thornall St., 8th Floor, Edison, New Jersey 08837, Attention: Investor Relations, or by telephoning us at (732) 635-1500.

To obtain timely delivery, you must request the information no later than March 16, 2007, which is five business days before the expiration of the exchange offer.

Throughout this prospectus, when we use the terms “U.S. Shipping Partners,” “we,” “us,” “our,” and the “Company” or like terms, we are referring to U.S. Shipping Partners L.P. and its consolidated subsidiaries collectively, unless the context requires otherwise.

i

INDUSTRY AND MARKET DATA

Industry and market data and other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources, as well as on several studies conducted for us by Wilson Gillette & Co., who we refer to in this prospectus as Wilson Gillette. The most recent government data available regarding the petroleum industry are for 2005. Some data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of the studies and publications we have used is reliable, we have not independently verified such data, and we make no representations as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Unless otherwise indicated, the market and industry statistical data that we use in the discussion of the tank vessel industry contained in the sections of this prospectus entitled “Summary” and “Risk Factors” have been provided to us by Wilson Gillette. We believe that the information and data supplied by Wilson Gillette is accurate in all material respects and we have relied upon them for purposes of this prospectus and have not independently verified Wilson Gillette’s data from other third-party sources. Wilson Gillette has advised us that:

•       some information in Wilson Gillette’s database is derived from estimates or subjective judgments; and

•       while Wilson Gillette has taken reasonable care in the compilation of the statistical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

FORWARD-LOOKING STATEMENTS

All statements included in or incorporated by reference into this prospectus which are not historical facts (including statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. In addition, we may from time to time make other oral or written statements which are also forward-looking statements.

Forward-looking statements appear in a number of places in, and in the documents incorporated by reference into, this prospectus and include statements with respect to, among other things:

•       forecasts of our ability to make principal or interest payments on the notes;

•       planned capital expenditures and availability of capital resources to fund capital expenditures;

•       future supply of, and demand for, refined petroleum products;

•       potential reductions in the supply of tank vessels due to restrictions set forth by the Oil Pollution Act of 1990 (“OPA 90”) and increasingly stringent industry vetting standards used by our customers;

•       increases in domestic refined petroleum product consumption;

•       the likelihood of a repeal of, or a delay in, the phase-out requirements for single-hull vessels mandated by OPA 90;

•       our ability to enter into and maintain long-term relationships with major oil and chemical companies;

•       the absence of disputes with our customers;

•       our ability to maximize the use of our vessels;

•       expected financial flexibility to pursue acquisitions and other expansion opportunities;

•       our expected cost of complying with OPA 90 and our ability to finance such costs, including our ability to replace or retrofit our existing vessels that must be phased out under OPA 90;

•       our ability to acquire existing vessels and/or to construct new vessels, including our ability to finance such acquisitions or construction;

•       estimated future maintenance capital expenditures;

•       the absence of future labor disputes or other disturbances;

•       expected demand in the domestic tank vessel market in general and the demand for our tank vessels in particular;

•       future consolidation in the domestic tank vessel industry;

•       customers’ increasing emphasis on environmental and safety concerns;

•       our future financial condition or results of operations and our future revenues, expenses and liquidity; and

•       our business strategy and other plans and objectives for future operations.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

•       insufficient cash from operations;

•       a decline in demand for refined petroleum, petrochemical and commodity chemical products;

•       a decline in demand for tank vessel capacity;

•       intense competition in the domestic tank vessel industry;

•       the occurrence of marine accidents or other hazards;

•       the loss of any of our largest customers;

•       fluctuations in voyage charter rates;

•       the availability of, and our ability to consummate, vessel acquisitions;

•       insufficient funds to finance the construction of new vessels we are committed to construct;

•       delays or cost overruns in the construction of new vessels or the retrofitting or modification of older vessels;

•       adverse events affecting the joint venture we formed to construct up to nine product tankers, including replacement of us as manager of, or our loss of control of the board of directors of, such joint venture;

•       our levels of indebtedness and our ability to obtain credit on satisfactory terms;

•       increases in interest rates;

•       weather interference with our customers’ business operations;

•       changes in international trade agreements;

•       failure to comply with the Merchant Marine Act of 1920, or the Jones Act;

•       modification or elimination of the Jones Act; and

•       adverse developments in our marine transportation business.

Please read “Risk Factors” beginning on page 18 of this prospectus for a discussion of the factors that could cause our actual results of operations or our actual financial condition to differ from our expectations. Except as required by applicable securities laws, we do not intend to update these forward looking statements and information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. You should carefully read and review the entire prospectus and the other documents incorporated by reference herein. You should read the information set forth under “Risk Factors” beginning on page 18 for more information about important factors that you should carefully consider before tendering for the exchange notes offered hereby. References in this prospectus to “U.S. Shipping Partners,” “we,” “our,” “us,” and the “Company” refer to U.S. Shipping Partners L.P. and its subsidiaries collectively, including the co-issuer of the exchange notes, U.S. Shipping Finance Corp., as the context requires.

U.S. Shipping Partners L.P.

Our Business

We are a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. We are also a leading provider of coastwise transportation of petrochemical and commodity chemical products, as measured by fleet capacity. Our existing fleet consists of ten tank vessels, including six integrated tug barge units, or ITB units; one product tanker; and three chemical parcel tankers. With the addition of four articulated tug barge units, or ATB units, currently under construction and an option to build a fifth ATB unit, we are adding double-hull newbuilds that are in compliance with the Oil Pollution Act of 1990, or OPA 90, to our fleet that will serve customers in both the refined petroleum product and chemical markets.

Our primary customers include a wide range of major oil and chemical companies, including Hess, BP, Shell, ExxonMobil, Koch Industries and Dow Chemical, among others. Approximately 80% of our fleet’s capacity is currently under contract with initial terms of one year or more, which provides us with a relatively predictable level of revenue. We do not assume ownership of any of the products that we transport on our vessels.

We are a publicly traded Delaware limited partnership. Our general partner, US Shipping General Partner LLC, a Delaware limited liability company, has ultimate responsibility for managing our operations.

Recent Developments

Articulated Tug Barge Construction

On February 16, 2006, we entered into a contract with Manitowoc Marine Group, or MMG, for the construction of two barges, each of which is specified to have a carrying capacity of approximately 156,000 barrels. The contract with MMG includes options to construct two additional barges, which we exercised in May 2006, although we paid $0.4 million for the option to cancel the last barge at any time prior to November 18, 2006. On November 18, 2006, we paid $2.0 million to MMG, of which $1.9 million was an additional deposit toward the fourth barge and $0.1 million was a fee to extend the date to cancel the fourth barge until June 18, 2007. If the cancellation option is exercised on or before June 18, 2007, we will forfeit all amounts then on deposit for this barge (which aggregate $3.8 million). We have also paid $0.8 million of deposits for owner-furnished equipment for the fourth ATB that may not be recoverable if we decide not to proceed with that vessel. On February 16, 2006, we entered into a contract for the construction of two tugs with Eastern Shipbuilding Group, Inc., or Eastern, which will be joined with the barges to complete the first two new ATB units. Eastern has granted us options to have two additional tugs constructed and delivered. The option for one tug was exercised in August 2006. The option for the second tug must be exercised by May 1, 2007. The total construction costs anticipated for the new ATB units is $65.0 million-$66.0 million each, in each case inclusive of owner furnished equipment, but exclusive of capitalized interest. We expect the first two new ATB units to be completed in August 2008 and November 2008 and the second two new ATB units to be completed in August 2009 and, if not cancelled,

November 2009. As of September 30, 2006, we have made payments totaling approximately $24.5 million related to these new builds. As discussed below, we used proceeds from our debt and equity financings completed in August 2006, including the sale of the initial notes, to fully fund the construction of the first three ATBs by MMG and Eastern. At September 30, 2006 we had $174.9 million remaining in escrow to fund the construction of the first three new ATB units.

The contracts to construct our ATBs with MMG and Eastern are primarily fixed; however, there is an escalator clause related to the price of steel. The contract is priced utilizing a steel cost of $900/ton for steel plate and $1,100/ton for steel shape. Increases or decreases from these stated costs could significantly impact the cost of the vessels. As of December 31, 2006, there has been no material change in the price of steel compared to the costs priced in the contract.

In order to address completion issues experienced by Southern New England Shipyard Company, or SENESCO, on June 1, 2006, pursuant to a settlement with SENESCO, we cancelled our agreement with SENESCO to construct an ATB unit and took possession of the tug and barge under construction. SENESCO has paid us $21.0 million to cover a portion of the cost overruns. We have hired a naval architecture and marine engineering firm to manage and supervise the completion of the ATB. We currently expect that the net cost to construct the ATB unit, after giving effect to the payment of $21.0 million by SENESCO, will be approximately $70.0 million—$72.0 million (net of estimated credits and other legal claims of approximately $3.0 million we believe we are entitled to), of which approximately $35.0 million has been paid through September 30, 2006. This ATB unit is scheduled to be delivered in April 2007 and is already under contracts of affreightment to transport commodity chemical products with specified minimum volumes that, together with a requirement that the customer ship any excess volume of the products covered by the contract on the ATB unit, are expected to utilize substantially all of such ATB unit’s anticipated capacity through June 2010. These contracts of affreightment, which commenced in June 2006, are currently being covered by the Sea Venture, one of our chemical parcel tankers, until the ATB unit is completed. Our ability to complete this ATB by April 2007 at the above cost estimate is dependent on a number of factors, some of which are beyond our control, including the availability and cost of needed equipment and labor, our ability to obtain the credits and other reimbursements we believe we are entitled to, as well as weather conditions. Any delay in delivery of the ATB and/or increase in the cost of completion could adversely affect our business, results of operations and ability to pay interest on, and principal of, the notes.

Effective June 1, 2006, we entered into a lease agreement with the graving dock where this ATB barge is being built. The lease expires on June 30, 2007. The total rental obligation of this operating lease is $1.1 million and the payments will be capitalized as part of the cost to construct the ATB unit.

Financing

On August 7, 2006, we completed debt and equity financings for which we received gross proceeds of approximately $429.1 million. The proceeds were used as follows: (i) to fund $182.6 million into an escrow account to be used solely for the construction of at least three new ATBs at an aggregate cost of $65.3 million each; (ii) to fund up to $70.0 million of capital contributions into the Joint Venture described below; (iii) to refinance $152.1 million of indebtedness outstanding under our then existing credit facility; (iv) to pay fees and expenses incurred in connection with these transactions; and (v) for general corporate purposes.

On August 7, 2006, we issued $100.0 million aggregate principal amount of 13% Senior Secured Notes due 2014, or the initial notes. There is currently no public market for the initial notes. We and our guarantor subsidiaries have agreed to file the registration statement of which this prospectus is a part with the SEC related to an offer to exchange the initial notes and the guarantees for publicly tradeable notes and guarantees having substantially identical terms. In addition, we may be required to file a shelf registration statement covering resales of the initial notes by holders of the initial notes. The initial notes are currently trading in the Private Offering, Resales and Trading Automatic Linkages (PORTAL™) Market.

Concurrent with the sale of the initial notes, we issued to third party investors 1,310,375 additional common units and 3,123,205 Class B units, at a unit price of $18.34 and $17.12, respectively, representing in each case a discount to the market price, for approximately $77.5 million of gross proceeds. The Class B units, which were subordinated to our common units, but senior to our outstanding subordinated units, were converted into common units with the approval of our unitholders on February 2, 2007.

Concurrent with the sale of the initial notes, and the consummation of the equity offering, we also amended and restated our credit facility with Canadian Imperial Bank of Commerce, as administrative agent, to provide us with a:

•       $310.0 million senior secured term facility, of which $250.0 million was drawn at closing that was used to refinance existing indebtedness and/or to finance the acquisition or construction of additional vessels and a $60.0 million delayed draw term loan which may be drawn at any time prior to August 6, 2007; and

•       $40.0 million senior secured revolving working capital credit facility that will be used for ongoing working capital needs, letters of credit, distributions and general partnership purposes, including future acquisitions and expansions.

In addition, until August 6, 2008, we have the option to increase, up to an additional amount not to exceed $50.0 million in the aggregate, the maximum amount available to us under the credit agreement through increases in either the term facility, revolving credit facility or both. Our exercise of this option is at the discretion of CIBC World Markets Corp. and Lehman Brothers Inc., as the joint lead arrangers, and is contingent upon, among other things, no event of default having occurred and continuing.

Our obligations under the credit facility are secured by a first priority security interest, subject to permitted liens, on all our assets (other than the assets of the Joint Venture (as defined below) and Product Carriers (as defined below)).

Borrowings under our revolving credit facility are due and payable on the earlier of August 6, 2011 or the date the term facility is repaid. The term loan matures August 6, 2012, and is required to be amortized quarterly. We can prepay all loans under our credit facility at any time without premium or penalty (other than customary LIBOR breakage costs).

Our credit agreement prevents us from declaring dividends or distributions if any event of default, as defined in the credit agreement, occurs or would result from such declaration. In addition, the credit agreement contains covenants requiring us to adhere to certain financial covenants and limiting the ability of our operating company and its subsidiaries to, among other things:

•       incur or guarantee indebtedness;

•       change ownership or structure, including consolidations, liquidations and dissolutions;

•       make distributions or repurchase or redeem units;

•       make capital expenditures in excess of specified levels;

•       make certain negative pledges and grant certain liens;

•       sell, transfer, assign or convey assets;

•       make certain loans and investments;

•       enter into a new line of business;

•       transact business with affiliates;

•       amend, modify or terminate specified contracts;

•       permit the obligations (other than certain specified obligations) of Product Carriers and the Joint Venture being recourse to us;

•       enter into agreements restricting loans or distributions made by our operating company’s subsidiaries to us or our operating company; or

•       participate in certain hedging and derivative activities.

In connection with the issuance of the initial notes and the related financing transactions, we incurred fees of approximately $14.4 million, which were allocated to the associated transactions. Additionally, as a result of the refinancing of the credit facility, we expensed $2.5 million of previously capitalized financing costs.

Joint Venture

Our newly created wholly-owned subsidiary USS Product Carriers LLC, or Product Carriers, entered into a contract, effective March 14, 2006, with the National Steel and Shipbuilding Company, or NASSCO, a subsidiary of General Dynamics Corporation, or General Dynamics, for the construction of nine 49,000 dwt double-hulled tankers, and the option to construct five additional tankers. General Dynamics provided a performance guarantee to Product Carriers in respect of the obligations of NASSCO under the construction contract. NASSCO is scheduled to deliver the first tanker in the second quarter of 2009, with subsequent tankers delivered every six to eight months. We currently expect the cost to construct these nine tankers to aggregate over $1.0 billion.

On August 7, 2006 we entered into a joint venture, USS Products Investor LLC, or the Joint Venture, to finance the construction of the first five petroleum tankers by NASSCO. Third parties, led by affiliates of The Blackstone Group, have committed to provide an aggregate of $105.0 million of equity financing and we have committed to provide $70.0 million of equity financing to the Joint Venture, including the $5.0 million that was funded prior to the formation of the Joint Venture. In addition, the Joint Venture entered into a revolving notes facility agreement pursuant to which affiliates of The Blackstone Group and other parties have made available $325.0 million of revolving credit loans to finance construction of the tankers. As tankers are constructed, we will have the right to purchase completed tankers at specified prices (except in certain limited circumstances). The Joint Venture will use the proceeds from the sale of the tankers to us, or to third parties if we do not exercise our purchase options, to, among other things, repay debt and to fund future milestone payments to NASSCO relating to the construction of the remaining tankers and ultimately to make distributions to the Joint Venture’s equity holders.

Upon formation of the Joint Venture, Product Carriers assigned its rights and obligations with respect to the construction of the first five tankers to the Joint Venture and we received an arrangement fee of $4.5 million from the Joint Venture. The Joint Venture also has the right to elect to have rights and obligations under the NASSCO contract to construct up to four additional tankers assigned to the Joint Venture at specified times.

If the Joint Venture elects to build the remaining four tankers, we anticipate that the $500.0 million of financing committed to the Joint Venture, together with anticipated proceeds from the sale of tankers by the Joint Venture to us or to third parties, will be sufficient to fund the construction of all of the tankers. NASSCO released Product Carriers from any obligation under the construction contract relating to the first five tankers and will release Product Carriers from any obligation under the construction contract relating to tankers six through nine to the extent the rights with respect to such tankers are also assigned to the Joint Venture. If the Joint Venture elects not to construct the last four tankers, Product Carriers would be obligated to obtain alternative financing for their construction or to transfer the shipyard slots. In such event, we cannot assure you that Product Carriers will be able to obtain the necessary financing on acceptable terms or at all. If Product Carriers is unable to obtain the financing for these four tankers, it is obligated to reimburse NASSCO for any damages incurred by NASSCO as a result of these tankers not being constructed or if they are transferred to a third party at a loss to NASSCO, up to a maximum of $10.0 million (plus costs and expenses incurred by NASSCO) for each such tanker, with such amounts being funded solely out of monies received by Product Carriers in respect of its equity investment in the first five vessels constructed by the Joint Venture.

We own a 40% equity interest in the Joint Venture, with affiliates of The Blackstone Group and certain other investors owning in aggregate a 60% equity interest. The excess of the sales price of the tankers paid by us or third parties to the Joint Venture over the amounts borrowed to fund construction of the tankers, including interest, fees and expenses, will be used to fund the construction of additional tankers and then will be distributed first to the third party equity investors, until they receive a specified return, then to Product Carriers until it receives a specified return, and then on a shared basis dependent on the returns generated.

The obligations and liabilities of the Joint Venture are intended to be non-recourse to us, although the Joint Venture’s financial statements are consolidated with ours for financial reporting purposes due to our control of the board of directors of the Joint Venture. We do not have any further obligation to contribute funds to the Joint Venture, other than our commitment to provide $70.0 million of equity funding of which we have funded $18.4 million as of  September 30, 2006,  to guaranty USS Product Manager LLC’s, or Product Manager’s, obligation under the management agreement and certain indemnification obligations.

As tankers are constructed, we will have the right to purchase completed tankers from the Joint Venture at specified prices subject to adjustment, provided that such prices are within the range of fair values as determined by appraisal. If we do not elect to purchase a tanker within a specified time period, the Joint Venture may sell the tanker to a third party; however, the Joint Venture must first allow us to make an offer to purchase the tanker (except in certain limited circumstances).

To the extent we are able to purchase tankers from the Joint Venture, we expect to employ the tankers under long-term time charter contracts, which typically range in length from three to ten years. We are currently in discussions with several major oil and gas companies to charter the tankers under long-term charter contracts. Because of the decline in available tanker capacity in the U.S. flag “Jones Act” market, the major oil and gas companies’ continued emphasis on chartering new high quality tonnage and the shortage of shipyard capacity to build tankers in the United States, we believe that we will be able to negotiate favorable charter rates that will make the acquisition of the tankers accretive to us based on the range of purchase prices anticipated by us. On December 12, 2006 we announced that we had entered into a long-term charter agreement with a major oil company for the first tanker built by the Joint Venture.

We have the right to and have appointed three of the directors to the Joint Venture, and the other equity holders have the right to and have appointed two directors, although upon the occurrence of specified events, we will lose the right to appoint two of our three directors. There is also an independent director, who can only vote when the board is considering a voluntary bankruptcy of the Joint Venture. In addition, in all circumstances the taking of certain fundamental actions will require the consent of a director appointed by the other equity holders.

Product Manager, our wholly-owned subsidiary, will manage the construction and operation of the tankers for the Joint Venture, for which it will receive the following compensation, subject to certain specified limitations:

•       an oversight fee of $1.0 million per tanker, payable ratably over the course of construction of such tanker;

•       an annual management fee of $1.0 million for each completed tanker that is operated by the Joint Venture;

•       a delivery fee of up to $750,000 per tanker, depending on the delivery date and cost of construction; and

•       a sale fee of up to $1.5 million per tanker upon its sale to us or a third party, depending on the price obtained and whether a charter meeting specified terms is in place.

The management agreement between Product Manager and the Joint Venture has an initial term of 10 years, subject to early termination under certain circumstances. The obligations under the management agreement will be performed by employees of US Shipping General Partner LLC, our general partner. Certain members of our management are expected to devote significant time to the management and operation of the Joint Venture, and, therefore, they will not be able to devote such time to our business. We have guaranteed Product Manager’s performance obligations under the management agreement.

The Joint Venture agreement prohibits us from acquiring any vessels engaged in the coastwise trade built since January 1, 1996 that are greater than 30,000 dwt until all the vessels being constructed by the Joint Venture have been sold or have entered into charters meeting specified minimum standards.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 399 Thornall Street, 8th Floor, Edison, New Jersey 08837, and our phone number is (732) 635-1500. Our website is located at http://www.usslp.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC, some of which are incorporated by reference into this prospectus. See “Where you can Find More Information” and “Incorporation of Documents by Reference.” Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Exchange Offer

On August 7, 2006, U.S. Shipping Partners and U.S. Shipping Finance Corp., referred to as the issuers, completed a private offering of 13% Senior Secured Notes due 2014 in a private transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and in compliance with Rule 144A promulgated thereunder. The initial notes were sold for an aggregate purchase price of $100,000,000. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of our initial notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 40 business days after the date of this prospectus. The following is a summary of the exchange offer.

We entered into a registration rights agreement with Lehman Brothers Inc. and CIBC World Markets, or the initial purchasers, in which we agreed to complete the exchange offer. This exchange offer gives you the opportunity to exchange your initial notes for exchange notes with substantially identical terms that are registered under the Securities Act. You should read the discussion under the headings “The Exchange Offer” and “Description of Exchange Notes” for further information about the exchange notes.

The Exchange Offer

We are offering to exchange $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of 13% Senior Secured Notes due 2014 of the issuers that have been registered under the Securities Act for each $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of the outstanding 13% Senior Secured Notes due 2014 of the issuers that were issued in August 2006 in an offering exempt from registration under the Securities Act. To be exchanged, an initial note must be properly tendered and accepted. All initial notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes.

$100.0 million principal amount of initial notes is outstanding.

We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you are not our affiliate within the meaning of Rule 405 under the Securities, Act,
• the exchange notes are acquired in the ordinary course of your business, and
• you are not participating and do not intend to participate in a distribution of the exchange notes.
Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for initial notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date

The exchange offer will expire at 5 p.m., New York City time, March 23, 2007, unless we decide to extend the expiration date. If we extend the exchange offer, the longest we could keep the offer open without incurring penalties under the registration rights agreement in the form of increased interest payable on the initial notes would be April 3, 2007.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer does not violate law or any interpretation of the staff of the SEC.
Procedures for Tendering Initial Notes Held in the Form of Book-Entry Interests

If you are a holder of a note held in the form of a book-entry interest through the Depository Trust Company, or DTC, and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, before the expiration date of the exchange offer:

Either

•  a properly completed and executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address on the cover page of the letter of transmittal;

Or

•  a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

and, either

•  a timely confirmation of book-entry transfer of your initial notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer,” which must be received by the exchange agent on or prior to the expiration date;

Or
• the documents necessary for compliance with the guaranteed delivery procedures described below.
Procedures for Tendering Certificated Initial Notes

If you are a holder of a beneficial interest in the initial notes, you are entitled to receive, in exchange for your beneficial interest, certificated notes which are in equal principal amount to your beneficial interest. As of this date, however, no certificated notes were issued and outstanding. If you acquire certificated notes before the expiration date of the exchange offer, you must tender your initial notes under the procedures described in this prospectus under the heading “The Exchange Offer—Procedure for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are the owner of a beneficial interest and your name does not appear on a security position listing of DTC as the holder of that interest or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that interest or certificated notes in the exchange offer, you should contact the person in whose name your interest or certificated notes are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for your initial notes cannot be delivered on time, you may tender your initial notes according to the procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

You may withdraw the tender of your initial notes at any time prior to the expiration date of the exchange offer. We will return to you any initial notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Regulatory Approvals

Other than pursuant to the federal securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights.”
U.S. Federal Income Tax Consequences

The exchange of initial notes should not be a taxable exchange for U.S. federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent for the Exchange Offer.

Summary of the Terms of the Exchange Notes

The exchange notes will be identical to the initial notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the initial notes, and the same indenture will govern the exchange notes and the initial notes. We sometimes refer to the exchange notes and the initial notes collectively as the “notes.”

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of Exchange Notes.”

Issuers	U.S. Shipping Partners L.P. and U.S. Shipping Finance Corp.

U.S. Shipping Finance Corp., a Delaware corporation, is a wholly-owned subsidiary of U.S. Shipping Partners L.P. that has been formed for the sole purpose of being a co-issuer of some of our indebtedness, including the initial notes and the exchange notes. U.S. Shipping Finance Corp. has no operations of any kind and has no revenue other than as may be incidental to its activities as a co-issuer of the initial notes, the exchange notes or our other indebtedness.

Securities offered	$100,000,000 in aggregate principal amount of 13% Senior Secured Notes due 2014.
Maturity date	August 15, 2014.
Interest	13% per annum.
Interest payment dates	February 15 and August 15, commencing February 15, 2007.
Ranking	The initial notes are, and the exchange notes will be, our second priority senior secured obligations. The notes will:

•  be effectively subordinated to all of our obligations that are secured by first priority liens on the collateral securing the notes or that are secured by a lien on assets that are not part of the collateral securing the notes, in each case, to the extent of the value of the assets securing the indebtedness;

• rank equally in right of payment with all of our existing and future senior unsecured indebtedness;
• rank effectively senior, as to the value of collateral, to all of our existing and future unsecured indebtedness; and
• rank senior in right of payment to all of our future subordinated indebtedness.

As of September 30, 2006, we and the guarantors had approximately $349.4 million of senior secured indebtedness outstanding (excluding $13.9 million of indebtedness of the Joint Venture). All amounts borrowed under our new amended and restated credit facility, consisting of an outstanding $250.0 million term loan ($249.4 million outstanding as of September 30, 2006), undrawn capacity of approximately $39.8 million under our revolver (after giving effect to $0.2 million of outstanding letters of credit) and $60.0 million under a delayed draw term loan facility, which is secured by first priority liens on substantially all of our and our guarantors’ assets and effectively senior to our obligations under the notes to the extent of the value of the collateral securing such credit facility. The initial notes are not, and the exchange notes will not be, secured by certain of the assets securing our new amended and restated credit facility.

In addition, our non-guarantor subsidiaries entered into a revolving notes facility agreement and have available $325.0 million of revolving credit loans ($13.9 million outstanding as of September 30, 2006) to finance construction of the tankers for the Joint Venture under the NASSCO contract, all of which will be effectively senior to our obligations under the notes.

Subsidiary guarantees	The initial notes are, and the exchange notes will be, jointly and severally guaranteed on a second priority senior secured basis by all of our current subsidiaries other than U.S. Shipping Finance
Corp., USS Product Carriers LLC and the Joint Venture. The subsidiary guarantees will:

•  be effectively subordinated to all of our guarantors’ obligations that are secured by first priority liens on the collateral securing the notes or that are secured by a lien on assets that are not part of the collateral securing the notes, in each case, to the extent of the value of the assets securing the indebtedness;

• rank equally in right of payment with the notes and all the existing and future senior unsecured indebtedness of our guarantors;

• rank effectively senior, as to the value of collateral, to all existing and future unsecured indebtedness of our guarantors; and
• rank senior in right of payment to all future subordinated indebtedness of our guarantors.

As of September 30, 2006, the subsidiary guarantees are effectively subordinated to $249.4 million of indebtedness secured by first priority liens of our guarantors, all of which are outstanding under our new amended and restated credit facility. In addition, as of September 30, 2006, under our new amended and restated credit facility, we have undrawn capacity of approximately $39.8 million under our revolver (after giving effect to $0.2 million of outstanding letters of credit) and approximately $60.0 million under a delayed draw term loan facility.

The Joint Venture has a $325.0 million senior secured credit facility available to fund a portion of the cost of constructing tankers for the Joint Venture under the NASSCO contract. The Joint Venture has not guaranteed the initial notes and will not guarantee the exchange notes and as a result the notes will be effectively subordinated to all of the debt of the Joint Venture, as well as trade payables. In addition, the assets of the Joint Venture will not be available to pay principal or interest on the notes.

Collateral for the Exchange Notes

Our obligations under the notes and our guarantors’ obligations under the subsidiary guarantees are secured by a second priority lien on (1) all of the vessels owned by the Issuers and the guarantors, whether now owned or in certain cases hereafter acquired; and (2) the escrow account established to hold certain funds being used to finance the construction of at least three new ATB units; and (3) all proceeds of, and all other amounts arising from, the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the collateral described in clauses (1) and (2) above. We refer to the foregoing as the “collateral.” The collateral will not include any other tangible or intangible personal property, real property or fixtures of the Issuers and the guarantors; however, our new amended and restated credit facility is secured by such assets and first priority lien indebtedness that we incur in the future may also be secured by such assets. The holders of any indebtedness that we incur in the future and designate as first priority lien indebtedness will benefit from first priority liens on the collateral securing our and our guarantors’ obligations under our new amended and restated credit facility. The indenture governing the initial notes and the exchange notes permits up to $350.0 million of debt to be secured by the collateral on a first priority lien basis under credit facilities and additional debt on a first priority lien basis in an amount not to exceed the greater of at any one time outstanding (x) $20.0 million and (y) 5.0% of consolidated net tangible assets of the Company. As a result of their second priority lien status, the holders of the notes will not be able to force a sale of any collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the holders of the first priority lien. The value of the collateral at any time will depend on market and other economic conditions, including availability of suitable buyers for the collateral. Upon repayment of holders of first lien obligations, there is not likely to be sufficient proceeds from the collateral remaining to repay holders of the notes in full.

Optional redemption

We have the option to redeem the notes, in whole or in part, at any time on or after February 15, 2011, in each case at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption. Prior to such date, we may redeem all or a portion of the notes by paying a make whole premium. See “Description of Exchange Notes—Optional Redemption.”

Before August 15, 2009, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with net cash proceeds of a public or private equity offering at 113% of the principal amount of the notes, plus any accrued and unpaid interest, if at least 65% of the original aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 90 days of the date of the closing of such equity offering.

Change of control

If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain covenants	The indenture governing the initial notes and the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• sell assets;
• pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;
• make investments;
• incur or guarantee additional indebtedness or issue certain types of equity securities;

• create or incur certain liens;
• enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;
• consolidate, merge or transfer all or substantially all of our assets;
• engage in transactions with affiliates; and
• create unrestricted subsidiaries.
Each of these covenants is subject to a number of important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”
Use of proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.
Transfer restrictions; absence of a public market for the notes

The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to arrange for a trading market in the exchange notes after the exchange offer, and it is therefore unlikely that such a market will exist for the exchange notes.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.
Trustee, Registrar and U.S. Exchange Agent	Wells Fargo Bank, National Association.
Governing Law	The notes and the indenture relating to the notes are governed by, and construed in accordance with, the laws of the State of New York.
Risk factors	For a discussion of certain risks that should be considered in connection with an investment in the exchange notes, please see “Risk Factors” beginning on page 18 of this prospectus.

Summary Selected Historical Financial Data and Operating Data

The following tables present the summary selected historical financial data and operating data of U.S. Shipping Partners L.P. and its predecessors as of and for each of the three years ended December 31, 2003, 2004 and 2005, and as of and for each of the nine months ended September 30, 2005 and 2006. On November 3, 2004, United States Shipping Master LLC (“Master”) contributed substantially all its assets and liabilities constituting its business to us in connection with our initial public offering of common units in November 2004. Therefore, our historical financial and operating data presented below are for Master for the period January 1, 2003 through November 3, 2004. The financial statements as of and for the nine months ended September 30, 2005 and 2006 reflect all adjustments (consisting of only normal recurring entries) necessary for a fair presentation of the financial results of such periods. Operating results for the nine month period ended September 30, 2006 are not necessarily indicative of results that may be expected for the year ending December 31, 2006. The following table should be read in conjunction with the consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference into this prospectus.

The following table summarizes our results of operations for the periods presented (in thousands, except per unit and operating data):

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Statement of Operations Data:
Voyage revenue	$80,514	$122,355	$131,534	$99,439	$113,341
Vessel operating expenses	33,143	47,119	47,986	34,718	44,461
Voyage expenses	9,889	20,415	24,203	17,898	21,153
General and administrative expenses	7,153	10,321	10,826	7,863	9,474
Related party fee	—	—	—	—	250
Depreciation and amortization	17,921	23,945	25,704	18,553	23,034
Operating income	12,408	20,555	22,815	20,407	14,969
Interest expense	10,039	9,960	6,407	4,641	9,061
Interest income	(136)	(369)	(1,031)	(737)	(2,337)
Loss on debt extinguishment	—	6,397	—	—	2,451
Gain on termination of hedge	—	—	—	—	(1,913)
Income before provision (benefit) for income taxes and minority interest	2,505	4,567	17,439	16,503	7,707
Provision (benefit) for income taxes	72	3,119	(640)	(517)	1,208
Net income before minority interest	2,433	1,448	18,079	17,020	6,499
Minority interest in Joint Venture loss	—	—	—	—	301
Net income	$2,433	$1,448	$18,079	$17,020	$6,800
Net income per unit (basic & diluted)	$0.31	$0.18	$1.28	$1.21	$0.45

Balance Sheet Data (at end of period):
Vessels and equipment, net	$187,321	$201,923	$245,062	$227,862	$311,019
Total assets	$207,070	$248,606	$276,222	$280,301	$601,184
Total debt	$144,375	$99,625	$128,037	$128,500	$363,241
Partners’ capital/members’ equity	$47,724	$122,786	$119,868	$124,820	$175,586
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$10,615	$27,184	$30,609	$32,891	$21,461
Investing activities	$(1,057)	$(34,541)	$(56,052)	$(40,191)	$(285,663)
Financing activities	$(4,219)	$29,050	$5,185	$11,985	$281,321
Ratio of Earnings to Fixed Charges(1)	1.25x	1.45x	3.11x	3.90x	1.45x
Operating Data:(2)
Number of vessels (at period end)	7	8	9	9	10
Total barrel carrying capacity (in thousands at period end)	2,375	2,735	2,974	2,974	3,112
Total vessel days(3)	2,430	2,810	2,999	2,184	2,570
Days worked(4)	2,237	2,776	2,852	2,159	2,417
Drydocking days(5)	122	—	132	12	121
Net utilization(6)	92%	99%	95%	99%	94%
Average Daily Time Charter Equivalent Rate(7)(8)	$31,444	$35,500	$37,631	$37,767	$38,148

(1)          For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations less equity earnings plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred whether expensed or capitalized, amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(2)          Includes the Sea Venture from June 2006. Although we acquired Sea Venture on November 28, 2005 it was not placed in operation until June 2006 due to drydocking requirements.

(3)          “Total vessel days” are equal to the number of calendar days in the period multiplied by the total number of vessels operating or in drydock during that period.

(4)          “Days worked” are equal to total vessel days less drydocking days and days off-hire.

(5)          “Drydocking days” are days designated for the inspection and survey of vessels, and resulting maintenance work, as required by the U.S. Coast Guard and the American Bureau of Shipping to maintain the vessels’ qualification to work in the U.S. coastwise trade. Both domestic (U.S. Coast Guard) and international (International Maritime Organization) regulatory bodies require that our ITB units be drydocked for major repair and maintenance twice every five years (once every five years with a waiver and a mid-period underwater survey in lieu of drydocking), and our parcel tankers and the Houston be drydocked twice every five years. Drydocking days also include unscheduled instances where vessels may have to be drydocked in the event of accidents or other unforeseen damage.

(6)          “Net utilization” is a percentage equal to the total number of days actually worked by a group of vessels during a defined period, divided by the number of calendar days in the period multiplied by the number of vessels operating in the period.

(7)          “Average Daily Time Charter Equivalent,” or TCE, equals the net voyage revenue earned by a vessel or group of vessels during a defined period, divided by the total number of days actually worked by that vessel or group of vessels during that period. We principally use net voyage revenue, rather than voyage revenue, when comparing performance in different periods. We derive our voyage revenue from time charters, contracts of affreightment, consecutive voyage charters and spot charters, which are described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus. One of the principal distinctions among these types of contracts is whether the vessel operator or the customer pays for voyage expenses, which include fuel, port charges, pilot fees, tank cleaning costs and canal tolls. Some voyage expenses are fixed, and the remainder can be estimated. If we, as the vessel operator, pay the voyage expenses, we typically pass these expenses on to our customers by charging higher rates under the contract. As a result, although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses, which we call net voyage revenue, is comparable across the different types of contracts.

(8)          Since November 6, 2003 for the Chemical Pioneer. From May 6, 2003, the date we acquired the vessel, until July 5, 2003, the Chemical Pioneer was bareboat chartered to a third party and from July 6, 2003 to November 5, 2003 the Chemical Pioneer was in drydock. The 2003 operating data excludes the bareboat charter revenue. Since April 28, 2004 for the Charleston, its date of acquisition. Since October 13, 2005 for the Houston, the date it was placed in service. Since June 9, 2006 for the Sea Venture, the date it was placed in service.

RISK FACTORS

You should carefully consider the following risk factors relating to our partnership and the offering together with all of the other information included or incorporated by reference in this prospectus, including the financial statements and related notes, before you decide whether to exchange your initial notes for exchange notes. Additional risks and uncertainties not currently known to us or that we deem to be immaterial may also materially and adversely affect our business, results of operation and financial condition. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that event, we may be unable to pay interest on, or the principal of, the notes, and you may lose all or part of your investment

Risks Related to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of initial notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange initial notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the initial notes. In general, the initial notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the initial notes.

The tender of initial notes under the exchange offer will reduce the principal amount of the currently outstanding initial notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding initial notes that you continue to hold following completion of the exchange offer.

Risks Related to Our Indebtedness and the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to service our debt, including payments of interest on, or the principal of, the notes, depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state limited liability company and corporate laws and other laws and regulations. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•       to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•       to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters; or

•       to comply with applicable law or any of our indenture, loan or other agreements.

Dependent on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of the notes, such distributions could significantly reduce the cash available to us in subsequent periods to make payments of interest on, or the principal of, the notes. Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new amended and restated credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new amended and restated credit facility and the notes, on commercially reasonable terms or at all.

Our leverage may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.

Our leverage is significant in relation to our partners’ capital. As of September 30, 2006, our total outstanding long-term debt, including current maturities, was $349.4 million, exclusive of the debt held by the Joint Venture of $13.9 million. We can also borrow up to an additional $100.0 million (consisting of a $40.0 million revolver (under which we currently have a $0.2 million letter of credit outstanding) and a $60.0 million delayed draw term loan facility) under our new amended and restated credit facility, and have the option, with the consent of the lenders, to also increase the total amount we can borrow under such facility by an additional $50.0 million.

We are prohibited by our amended and restated credit facility from making cash distributions during an event of default under any of our indebtedness. Various limitations in our new amended and restated

credit facility may reduce our ability to incur additional debt, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions. Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we breach any of the restrictions, covenants, ratios or tests in our debt agreements, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new amended and restated credit facility are secured by substantially all of our assets (other than the assets of our unrestricted subsidiaries including the Joint Venture), and if we are unable to repay our indebtedness under our new amended and restated credit facility, the lenders could seek to foreclose on such assets and such lenders would have the right to be paid in full in cash from the proceeds of such assets prior to holders of the notes receiving payment from the proceeds of such assets. The assets of the Joint Venture are pledged to the lenders under the Joint Venture’s credit facility and Product Carriers pledged its 40% interest in the Joint Venture to the other parties financing the Joint Venture and to NASSCO to secure Product Carriers’ obligation to pay damages under the construction contract if the Joint Venture elects not to build vessels six to nine and Product Carriers is unable to finance such construction.

Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors that are beyond our control. We believe that we will have sufficient cash flow from operations and available borrowings under our amended and restated credit facility to service our indebtedness, although the principal amount of the notes will likely need to be refinanced in whole or in part at maturity. However, a significant downturn in the domestic marine transportation industry or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable.

Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisition, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

Our leverage and the other financial covenants in our new amended and restated credit facility and the indenture governing the notes could restrict our ability to purchase vessels from the Joint Venture or limit our ability to obtain the funds necessary to finance the purchase of such vessels through the incurrence of additional debt. Our failure to acquire the vessels constructed by the Joint Venture could materially adversely affect our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

Restrictions in our credit facility will limit our ability to pay distributions upon the occurrence of certain events.

Our payment of principal and interest on our first lien debt obligations will reduce cash available to pay interest on, or the principal of, the notes. Our credit facility limits our ability to pay distributions upon the occurrence of the following events, among others:

•       failure to pay any principal, interest, fees, expenses or other amounts when due;

•       any loan document or lien securing the credit facility ceases to be effective;

•       the Hess support agreement terminates or ceases to be effective (other than in accordance with its terms);

•       breach of certain financial covenants;

•       failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•       default under other indebtedness of our operating company or any of our subsidiaries above specified amounts;

•       bankruptcy or insolvency events involving us, our general partner or any of our subsidiaries;

•       failure of any representation or warranty to be materially correct;

•       a change of control, as defined in our credit agreement;

•       a material adverse effect, as defined in our credit agreement, occurs relating to us or our business; and

•       judgments against us or any of our subsidiaries in excess of certain allowances.

Any subsequent refinancing of our current debt or any new debt senior to the notes could have similar restrictions.

We can borrow money under our amended and restated credit facility to pay distributions, which would reduce the amount of revolving credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings under our amended and restated credit facility to pay distributions. Accordingly, we can make distributions on all of our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions or contributions to the Joint Venture will reduce the amount of working capital borrowings we can make for operating our business.

Your right to receive payments on the notes and the related subsidiary guarantees is secured by a second priority lien on the collateral and will be effectively subordinated to our existing and future indebtedness secured by a first lien on such collateral, as well as to any existing and future indebtedness of our subsidiaries that do not guarantee the notes or that is secured by assets that do not constitute collateral for the notes. If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.

As of September 30, 2006, the notes and the related subsidiary guarantees are effectively subordinated to $249.4 million of debt outstanding under our new amended and restated credit facility, and we had available and undrawn $39.8 million under our senior secured revolver (after giving effect to $0.2 million of outstanding letters of credit) and $60.0 million under a senior secured delayed draw term facility, each of which is secured by a first priority lien on substantially all of our and our guarantors’ assets (including the collateral securing the notes), to the extent of the value of the assets securing such debt. The proceeds from the sale or sales of all of the assets (including the collateral securing the notes) securing the amended and restated credit facility might not be sufficient to satisfy the amounts outstanding under the amended and restated credit facility and any other indebtedness permitted to be incurred and secured by first priority liens in the future. The notes and the related subsidiary guarantees may not be paid from the proceeds received from the sale of the collateral following a default until after payment in full in cash of all obligations secured by the first priority liens on such collateral. The notes and related subsidiary guarantees are effectively subordinated to such debt to the extent of the value of the assets securing such debt. The notes are secured by all existing and in certain cases future vessels owned by us and our guarantors and a certain escrow account, while our new amended and restated credit facility is secured by substantially all of our and our guarantors’ assets. The notes are effectively subordinated to the new amended and restated credit facility and any future obligations secured by first priority liens to the extent of the value of the assets that secure these obligations, but not the notes. In addition, subject to the restrictions contained in the indenture, we may incur additional debt that will be secured by first priority liens on the collateral securing the notes or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing such debt. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of such collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of such collateral is likely to deteriorate during any period of financial distress preceding a sale of the collateral. Accordingly, the proceeds of any sale of the collateral securing the notes following an acceleration of maturity with respect to the notes is unlikely to be sufficient to satisfy, and may be substantially less than, amounts due on the notes. The notes will not be repaid from the proceeds of collateral following a default until the amended and restated credit facility and our other obligations that are secured on a first priority basis are repaid in full. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of such notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

Although all of our existing subsidiaries (other than U.S. Shipping Finance Corp., the co-issuer of the notes, Product Carriers and the Joint Venture) have initially guaranteed the notes, in the future the subsidiary guarantees are subject to release under certain circumstances, and we may have subsidiaries that are not guarantors. In that case, the notes would be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In connection with the formation of the Joint Venture, the Joint Venture  entered into a $325.0 million credit facility to finance a portion of the construction cost for the tankers being constructed for the Joint Venture by NASSCO. The Joint Venture has not guaranteed the notes and as a result the assets of the Joint Venture will not be available to pay principal or interest on the notes.

The lien-ranking agreements set forth in the indenture and in the intercreditor agreement will limit the rights of the holders of the notes and their control with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing such notes are substantially limited pursuant to the terms of the lien-ranking agreements set forth in the indenture and in the intercreditor agreement between, among others, the trustee for the notes and the collateral agent under our new amended and restated credit facility. Holders of any indebtedness that is incurred in the future and secured by a first lien security interest in the collateral will also be required to become a party to the lien-ranking agreements. Under those lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under the collateral documents, will be at the direction of the lenders under the amended and restated credit facility and holders of any other obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additionally, releases of collateral from the second priority lien securing the notes are permitted under some circumstances without the consent of the holders of the notes.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee or other agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture, any future credit facilities or other indebtedness secured by the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” In addition, the right of a secured creditor to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the collateral is at least equal to the amount of collateral that secures the claim.

Any future pledges of collateral may be avoidable.

Any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The collateral agent’s ability to exercise remedies is limited.

The security agreement provides the collateral agent on behalf of the holders of the notes with significant remedies, including foreclosure and sale of all or parts of the collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.

Our obligations under the notes and the obligations of our guarantors under the notes are secured by second priority liens on the collateral, subject to certain permitted liens. The collateral includes all of our vessels and the vessels owned by our guarantors, whether now owned or in certain cases hereafter acquired and the escrow account established to hold the funds necessary to finance the construction of at least three new ATB units. See “Description of Exchange Notes—Security for the Notes.” We and the guarantors had 90 days from the closing of the private offering to record and perfect the second priority mortgages related to the vessels. Applicable law requires that the property and rights acquired after the grant of a general security interest can only be perfected at the time the property and rights are acquired and identified. The trustee and the collateral agent have no obligation to monitor, and there is no assurance that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in the after-acquired collateral. The failure to perfect a security interest in respect of after-acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

If we or any guarantor were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a guarantor were to file for bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of the bankruptcy proceeding, the liens securing the notes may be specially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such a challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee.

A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•       that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•       that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•        was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•        was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital;

•        intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured; or

•        was a defendant in an action for monetary damages, or had a judgment for monetary damages against it if, in either case, after final judgment, the judgment is unsatisfied.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; the guarantor was a defendant in an action for monetary damages, or had a judgment for monetary damages docketed against it if, in either case, after final judgment, the judgment was unsatisfied; or it could not pay its debts as they became due.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of payment. Our ability to repurchase the notes upon such change of control would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. A change of control would also cause a default under our new amended and restated credit facility. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facilities, the notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to fund any required repurchases of this outstanding indebtedness and to pay damages under other agreements. In addition, certain important partnership events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a “change of control” under the indenture. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Risks Inherent in Our Business

We may not have sufficient available cash to enable us to pay the interest on, or the principal of, the notes following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

We may not have sufficient available cash to enable us to pay the interest on, or the principal of, the notes. The amount of cash we can use to pay our obligations in respect of the notes principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•       the level of consumption of refined petroleum, petrochemical and chemical products in the markets in which we operate;

•       the prices we obtain for our services;

•       the level of our operating costs, including payments to our general partner;

•       the level of unscheduled off-hire days and the timing of, and number of days required for, scheduled drydockings of our vessels; and

•       prevailing economic conditions.

In addition, the actual amount of cash we will have available to pay our obligations in respect of the notes will depend on other factors such as:

•       the level of capital expenditures we make, including for acquisitions, drydockings for repairs, retrofitting of vessels to comply with OPA 90, newbuildings, and compliance with new regulations;

•       the restrictions contained in our debt instruments and our debt service requirements;

•       fluctuations in our working capital needs;

•       our ability to make working capital or other borrowings; and

•       the amount of reserves established by our general partner.

For 2006, we increased our maintenance capital expenditure reserve from $17.2 million to $19.6 million, which reduced our cash available for operations by $2.4 million in 2006 compared to 2005.

We have an obligation to finance, through required equity contributions to the Joint Venture, up to $70.0 million of the costs of constructing five new tankers, of which we have contributed $18.4 million through September 30, 2006. If the Joint Venture elects not to construct the remaining four tankers, Product Carriers will be obligated to arrange financing for the construction of the tankers or assign the contract to a third party. If we provide capital to Product Carriers for such purpose, this will limit the cash we have available to pay the interest on, or the principal of, the notes. Our ability to provide capital to Product Carriers and, therefore, the Joint Venture will be limited to an extent by our debt agreements.

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed.

We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the United States to vessels operating under the U.S. flag, built in the United States, at least 75% owned and operated by U.S. citizens and manned by U.S. crews. Compliance with the Jones Act increases our operating costs. We are responsible for monitoring the ownership of our common units and other partnership interests to ensure our compliance with the Jones Act. If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances we would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels. In addition, if any of our ITB units cease to be qualified under the Jones Act, Hess will no longer be required to make support payments in respect of that vessel under the Hess support agreement which could have a material adverse effect on our business, results of operations and financial condition.

During the past several years, interest groups have lobbied Congress to modify or repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S. flag vessels under the Jones Act and cargo preference laws. Foreign vessels generally have lower construction costs and generally operate at significantly lower costs than we do in the U.S. markets, which would likely result in reduced charter rates. We believe that continued efforts will be made to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S. flag vessels. If these efforts are successful, it could result in significantly increased competition and have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes. As a result of Hurricanes Katrina and Rita, a short-term waiver, which expired on October 24, 2005, was granted by the U.S. Department of Homeland Security, lifting the Jones Act restriction on foreign-flag carriers, allowing these carriers to replace transporting needs arising from out-of-service pipelines. We cannot assure that future waivers will not be granted or that any such waivers will not have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

Because we must make substantial expenditures to comply with mandatory drydocking requirements for our fleet, and because these expenditures may be higher than we currently anticipate, we may not have sufficient available cash to pay interest on, or the principal of, the notes.

Both domestic (U.S. Coast Guard) and international (International Maritime Organization) regulatory bodies require that our ITB units and ATB units be drydocked for inspection and maintenance twice every five years (although to date we have been able to obtain waivers from the U.S. Coast Guard that allow us to drydock our ITB units once every five years, with a mid-period underwater survey in lieu of drydocking), and that our parcel tankers and product tanker, the Houston, be drydocked twice every five years, and will require that any newly constructed product tankers be drydocked every five years. To the extent we are unable to obtain such waivers regarding the drydocking of our ITB units, we could experience additional off-hire days, which will reduce our revenue. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage.

Two of our six ITB units were drydocked in 2005, two were drydocked in 2006 and the remaining two will be drydocked in 2007. We estimate that drydocking these vessels will cost approximately $6.0 million per vessel. The Houston was drydocked in 2005 at a cost of $3.1 million, the Sea Venture, the Charleston and the Chemical Pioneer were drydocked in 2006 at a cost of $9.9 million, $5.2 million and approximately $5.5 million, respectively; all four will be required to be drydocked again in 2008. We estimate future drydockings of the parcel and product tankers will cost approximately $3.5 million to $5.0 million per vessel, drydocking of the ATB units will initially cost approximately $1.0 million to $2.0 million per vessel and drydocking of the new tankers, if acquired by us from the Joint Venture, will cost approximately $3.5 million to $4.0 million per vessel. When drydocked, each of our ITB units will be out of service for approximately 50 to 60 days, each of our parcel tankers and the Houston will be out of service for approximately 35 to 50 days, each of our ATB units will be out of service approximately 25 days and each of our new tankers will be out of service for approximately 35 to 40 days. At the time we drydock these vessels, the actual cost of drydocking may be higher due to inflation and other factors. In addition, vessels in drydock will not generate any income, which will reduce our revenue and cash available to pay interest on, or the principal of, the notes.

Because the required drydocks for the Sea Venture in 2011 and the ITB units in 2010 (Jacksonville and New York), 2011 (Groton and Mobile) and 2012 (Baltimore and Philadelphia) occur near their respective mandatory phase-out dates under OPA 90, it may not be economical for us to perform the drydocks on one or more of those vessels if we determine not to retrofit such vessel to make it OPA 90 compliant. In such event, if the vessel taken out of service is not replaced, it could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

The cost of bringing our fleet into compliance with OPA 90 will be significant; this may adversely affect our ability to pay interest on, or the principal of, the notes.

Under OPA 90, we will be required to phase-out the use of substantially all our vessels to carry petroleum-based products beginning in 2012 unless we retrofit these vessels. The phase-out dates for these vessels are: Groton and Jacksonville (2012), Baltimore, Charleston, Chemical Pioneer, Sea Venture and New York (2013) and Mobile and Philadelphia (2014). As a result of these requirements, these vessels will be prohibited from transporting crude oil and petroleum-based products in U.S. waters after these dates unless they are retrofitted to comply with OPA 90.

In order to bring our ITB units into compliance with OPA 90, at a minimum we will be required to retrofit each ITB unit with double-sides. We estimate the current cost of this retrofit to be approximately $25.0 million per vessel if performed in a foreign shipyard, which would be subject to regulatory approval; however at the time we make these expenditures, the actual cost could be higher due to inflation and other factors. We have received preliminary advice from the United States Coast Guard that the aggregate weight of the additional steel required to be added in connection with the retrofit of our ITBs is in excess of the weight that can be added in a foreign shipyard without losing the Jones Act qualification for the vessel. We are appealing this ruling; but even if the decision is not reversed, we believe we would still be able to complete a substantial portion of the retrofit in a foreign shipyard at substantially reduced costs. The cost of completing the entire retrofit in a U.S. shipyard could be significantly in excess of $25.0 million per vessel and may make the project economically unfeasible. Additionally, any such retrofit would require a substantial off-hire period. Several of our customers have indicated that they are currently not interested in chartering retrofitted ITB units. The cost of retrofitting the ITB units compared to the cost of newbuildings, market conditions, charter rates, customer acceptance and the availability and cost of financing will be major factors in determining the OPA 90 compliance plan that we ultimately implement. Depending on the cost of the plan that we ultimately adopt to comply with OPA 90 phase-out requirements, we may need to increase our maintenance capital expenditures, which would reduce cash available to pay interest on, or the principal of, the notes. In addition, if charter rates decline or customers refuse to charter retrofitted ITB units, it may not be economical for us to retrofit one or more ITB units, in which event we would have to take them out of service transporting petroleum-based products, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes. We may be required to make deposits to reserve shipyard berths in connection with our OPA 90 compliance plan, some or all of which may be non-refundable if we do not continue with our initial plan. We have an obligation to finance up to $70.0 million of the costs of constructing five new tankers through the Joint Venture, which would replace our ITBs in the refined petroleum products market to the extent we are able to purchase such tankers from the Joint Venture. If the Joint Venture does not elect to construct the four additional tankers, Product Carriers will be obligated to arrange financing for the construction of the tankers or assign the contract to a third party, and if we provide capital to Product Carriers for such purpose this will limit the cash we have available to pay interest on, and the principal of, the notes. Our ability to provide capital to Product Carriers will be limited to an extent by our debt agreements.

Although the Chemical Pioneer is double-hulled, it is not OPA 90 compliant; however, we believe that only a minor modification, which is estimated to cost approximately $0.5 million, must be made by 2013 to bring the Chemical Pioneer into compliance with OPA 90. Although the Charleston is also not OPA 90 compliant, our intent is to seek a waiver allowing us to carry refined petroleum products in the vessel’s center tanks and non-petroleum-based products in the other tanks rather than retrofit the vessel. If the waiver is not obtained, or under certain circumstances even if the waiver is obtained, we may not be able to transport a sufficient quantity of products that generate qualifying income, in which event we would be required to place the Charleston in a corporate subsidiary to avoid generating too much non-qualifying income. A corporate subsidiary will be subject to corporate-level tax, which will reduce the cash available to pay interest on, and the principal of, the notes. The Sea Venture is not OPA 90 compliant and we currently intend to operate the Sea Venture in the chemical trade beyond its OPA 90 phase out date in September 2013.

The amount of estimated maintenance capital expenditures our general partner is required to deduct from basic surplus each quarter is based on our current estimates and could increase in the future.

Our partnership agreement requires our general partner to deduct from basic surplus each quarter estimated maintenance capital expenditures as opposed to actual maintenance capital expenditures in order to reduce disparities in basic surplus caused by fluctuating maintenance capital expenditures, such as retrofitting or drydocking. Our annual estimated maintenance capital expenditures for purposes of calculating basic surplus increased from $17.2 million in 2005 to $19.6 million in 2006. This amount is based on our current estimates of the amounts of expenditures we will be required to make in the future, which we believe to be reasonable. The amount of estimated maintenance capital expenditures deducted from basic surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee.

Capital expenditures and other costs necessary to operate and maintain our vessels tend to increase with the age of the vessel and may also increase due to changes in governmental regulations, safety or other equipment standards.

Capital expenditures and other costs necessary to operate and maintain our vessels tend to increase with the age of the vessel. Accordingly, it is likely that the operating costs of our older vessels will increase. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. For example, if the U.S. Coast Guard or the American Bureau of Shipping, an independent classification society that inspects the hull and machinery of commercial ships to assess compliance with minimum criteria as set by U.S. and international regulations, enacts new standards, we may be required to make significant expenditures for alterations or the addition of new equipment. In order to satisfy any such requirement, we may be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay interest on, or the principal of, the notes.

In order to fund our capital expenditures including, without limitation, our planned purchase of the vessels from the Joint Venture and the construction of the four additional vessels if the Joint Venture elects not to construct the additional vessels, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels or construct or purchase new vessels and could have a material adverse effect on our business, results of operations and financial condition, our ability to pay interest on, or the principal of, the notes and our estimated return from our investment in the Joint Venture.

A decline in demand for refined petroleum, petrochemical and commodity chemical products, particularly in the coastal regions of the United States, or a decrease in the cost of importing refined petroleum products, could cause demand for U.S. flag tank vessel capacity and charter rates to decline, which would decrease our revenues, profitability and our ability to pay interest on, or the principal of, the notes.

The demand for U.S. flag tank vessel capacity is influenced by the demand for refined petroleum, petrochemical and commodity chemical products and other factors including:

•       global and regional economic and political conditions;

•       developments in international trade;

•       changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

•       environmental concerns;

•       availability and cost of alternative methods of transportation of products; and

•       in the case of tank vessels transporting refined petroleum products, competition from alternative sources of energy, such as natural gas, and alternate transportation methods.

Any of these factors could adversely affect the demand for U.S. flag tank vessel capacity and charter rates. Any decrease in demand for tank vessel capacity or decrease in charter rates could have a material adverse effect on our business, results of operations and financial condition, our ability to pay interest on, or the principal of, the notes and our estimated return from our investment in the Joint Venture.

The demand for U.S. flag tank vessel capacity is also influenced by the cost of importing refined petroleum products. Historically, charter rates for vessels qualified to participate in the coastwise trade under the Jones Act have been higher than charter rates for foreign flag vessels because of the higher construction and operating costs of U.S. flag vessels due to the Jones Act requirements that such vessels must be built in the United States and manned by U.S. crews. Therefore, it has historically been cheaper for certain areas of the United States, such as the northeastern United States, to import refined petroleum products than to obtain them from U.S. refineries. International shipping rates can influence the amount of refined petroleum products imported into the United States. If the cost of foreign shipping of imported refined petroleum products, which is currently at historically high levels, decreases, charter rates for foreign flag vessels may decline, making it cheaper to import refined petroleum products to other regions of the East Coast and the West Coast to meet demand. If this were to occur, demand for our oil product vessels and charter rates could decrease, which could have a material adverse effect on our business, results of operations and financial condition, our ability to pay interest on, or the principal of, the notes and our estimated return from our investment in the Joint Venture.

The demand for U.S. flag tank vessel capacity and charter rates are currently increasing as vessels are being phased-out of service transporting petroleum-based products under OPA 90. If the existing trend reverses due to changes under the Jones Act or otherwise, demand for our tankers and charter rates could decrease, which could adversely affect our business.

Marine transportation has inherent operating risks, and our insurance may not be adequate to cover our losses.

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•       marine disasters;

•       bad weather;

•       mechanical failures;

•       grounding, fire, explosions and collisions;

•       human error; and

•       war and terrorism.

All of these hazards can result in death or injury to persons, loss of property, environmental damages, delays or rerouting. If one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

We carry insurance to protect against most of the accident-related risks involved in the conduct of our business. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular insurance claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss.

We do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as for unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to accident or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes. Please read “—We have a limited number of vessels, and any loss of use of a vessel could adversely affect our results of operations.”

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

The failure or inability of Hess to make support payments and an obligation to reimburse support payments previously provided to us to the extent our vessels operate at rates above the support rate could adversely affect our business and cash available to pay interest on, or the principal of, the notes.

In connection with our purchase of six ITB units from Hess in September 2002, Hess agreed that if the contract rate for a charter of any of the vessels we acquired was less than the rate specified in our support agreement with Hess, Hess would, subject to specified limited exceptions, pay us the difference between the two rates. During 2003, 2004 and 2005, Hess made net support payments to us aggregating $5.3 million, $4.0 million and $1.0 million, respectively. During the nine months ended September 30, 2006, we made payments to Hess of $0.9 million. If for any reason Hess is unable or fails to make any payments due to us under the support agreement, it could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

In addition, if we enter into charters of our ITB units with companies having a specified investment grade credit rating, the charter rate is equal to or higher than the rate specified in the support agreement and certain other conditions are met, then the support agreement is not applicable to those charters even if the charterer subsequently fails to make payments under the charter.

In the event the charter rates we receive at any time during the term of the agreement on the ITB units exceed the Hess support rate, then we must pay such excess amounts to Hess until we have repaid Hess for all prior support payments previously made by Hess to us, and then we must share 50% of any additional excess amount with Hess. The aggregate amount of all support payments made by Hess to us through September 30, 2006 was $18.0 million, of which we have repaid $6.5 million to Hess as of September 30, 2006. This reimbursement and sharing obligation will reduce cash that would otherwise be available to pay interest on, and the principal of, the notes.

The termination of the Hess support agreement could adversely affect our ability to pay interest on, or the principal of, the notes.

The Hess support agreement terminates on September 13, 2007. If at the time of termination the charter rates we are receiving on the six ITB units are less than the Hess support rates, it could have a material adverse effect on our business, and our cash available to pay interest on, and the principal of, the notes will be adversely affected. In addition, any support payments received from Hess will be included in the calculation of adjusted basic surplus through the expiration of the agreement in 2007. As a result, any such payments could allow us to pay the minimum quarterly distribution to unitholders even if we are not able to earn the minimum quarterly distribution during that period.

We rely on a limited number of customers for a significant portion of our revenues. The loss of any of these customers could adversely affect our business and operating results.

The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer’s needs and other factors, many of which are beyond our control. In 2003, 2004, 2005 and the nine months ended September 30, 2006, BP accounted for 52%, 27%, 30% and 25% of our revenues, respectively, Shell accounted for 23%, 20%, 25% and 27% of our revenues, respectively, and Hess, excluding payments under the support agreement, accounted for 15%, 12%, 10% and 8% of our revenues, respectively. If we were to lose any of these customers or if any of these customers significantly reduced its use of our services, our business and operating results could be adversely affected.

We may not be able to renew our long-term contracts when they expire, or obtain contracts for the vessels we have under construction, which could adversely affect our operations.

We have contracts with Dow Chemical, ExxonMobil, Koch Industries, Lyondell Chemical and Shell with specified minimum cargo requirements that will, in aggregate, account for approximately 74% of the anticipated usable capacity of the Charleston through July 2007 and 75% of the anticipated usable capacity of the Chemical Pioneer through February 2007. Additionally, we commenced a long-term charter with Morgan Stanley that accounts for 100% of the usable capacity of the Houston through mid-2011. These arrangements may not be renewed or, if renewed, may not be renewed at similar rates. Under the Hess support agreement, we are assured of specified minimum charter rates for our ITB units through September 13, 2007. We may not be able to obtain charter rates for the ITB units equal to or greater than the rates provided in the Hess support agreement following expiration of the Hess support agreement. If we are unable to obtain new charters at rates equivalent to those received under the old contracts or under the Hess support agreement or rates that would provide a reasonable return on our construction of any new vessels, it could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

We have a limited number of vessels, and any loss of use of a vessel could adversely affect our results of operations.

We currently own six ITB units, one product tanker and three parcel tankers. Four of our ITB units and two of our parcel tankers are under long-term contracts. The Houston commenced a long-term contract in June 2006 and the Sea Venture began covering the long-term contracts arranged for the first ATB unit currently under construction until that ATB unit is placed in service, which is currently scheduled to occur in April 2007. In the event any of our ITB units or parcel tankers has to be taken out of service for more than a few days, we may be unable to fulfill our obligations under these long-term contracts with our remaining vessels. If we are unable to fulfill such obligations, we would have to contract with a third-party for use of a vessel, at our expense, to transport the charterer’s products, which might not be possible on acceptable terms or at all, or default under the contract, which would allow the charterer to terminate the contract. We will not receive any compensation under the Hess support agreement for ITB units taken out of service for repairs and maintenance.

Also, if any of our five ATB units currently under construction or on order are not completed by the scheduled due date, we may be unable to fulfill our obligations under the long-term contracts we expect to have in place at the time of delivery. If we are unable to fulfill such obligations, we would have to contract with a third party for use of a vessel, at our expense, to transport the charterer’s products, which may not be possible on acceptable terms or at all, or default under the contract, which would allow the charterer to terminate the contract. In addition, because our first ATB unit currently under construction was not completed by the originally scheduled delivery date, we have had to use the Sea Venture to fulfill our obligations under contracts we entered into for such ATB unit until it is delivered, which is currently scheduled to occur in April 2007, which will reduce our revenue and cash available to pay interest on, and the principal of, the notes.

When we acquired the Charleston from ExxonMobil in May 2004, we agreed to transport cargo for ExxonMobil generally transported by the S/R Wilmington while such vessel was in drydock. We operated under this arrangement from June 2004 through November 2004 and chartered in another vessel on a short-term basis to fulfill our obligations under our charter agreements covering the Charleston. We are obligated to use our best efforts to assist ExxonMobil in covering its cargo transportation requirements that would have been covered by the S/R Wilmington during future drydocks of that vessel, which are currently scheduled to occur in 2007 and 2009.

We rely exclusively on the revenues generated from our marine transportation business. Due to our lack of asset diversification, an adverse development in this business would have a significantly greater impact on our business, financial condition and results of operations than if we maintained and operated more diverse assets.

Increased competition in the domestic tank vessel industry could result in reduced profitability and loss of market share for us.

Contracts for our vessels are generally awarded on a competitive basis, and competition in the markets we serve is intense. The most important factors determining whether a contract will be awarded include:

•       availability and capability of the vessels;

•       ability to meet the customer’s schedule;

•       price;

•       safety record;

•       ability to satisfy the customer’s vetting requirements;

•       reputation, including perceived quality of the vessel; and

•       quality and experience of management.

Some of our competitors may have greater financial resources and larger operating staffs than we do. As a result, they may be able to make vessels available more quickly and efficiently, transition to double-hulled vessels more rapidly and withstand the effects of declines in charter rates for a longer period of time. They may also be better able to address a downturn in the domestic demand for refined petroleum, petrochemical or commodity chemical products. As a result, we could lose customers and market share to these competitors.

In addition, although we believe there are currently only two shipyards that are actively engaged in the construction of product tankers, other shipyards may decide to enter this market, which could result in an increased supply of product tankers. This would increase competition in the domestic tank vessel industry.

We also face competition from refined petroleum product pipelines. Long-haul transportation of refined petroleum products is generally less costly by pipeline than by tank vessel. The construction of new pipeline segments to carry petroleum products into our markets, including pipeline segments that connect with existing pipeline systems, the expansion of existing pipelines and the conversion of existing non-refined petroleum product pipelines, could adversely affect our ability to compete in particular locations.

Our transportation of petrochemical and commodity chemical products faces intense competition from railroads, which we estimate transport approximately two-thirds of all petrochemical and commodity chemical products. We believe the cost of transporting these products by rail is generally higher than the cost of marine transportation, and any decrease in rail rates could adversely affect the amount of petrochemical and commodity chemical products we carry.

Delays or cost overruns in the construction of a new vessel or the retrofit or drydock maintenance of existing vessels could adversely affect our business. Revenue from new or retrofitted vessels may not be immediate or as high as expected.

If we do not purchase or lease the tankers to be constructed by the Joint Venture to replace our ITB units, we anticipate either retrofitting our ITB units with double-sides in order to allow our ITB units to continue to transport refined petroleum products following their scheduled phase-out dates under OPA 90 or replacing such ITB units with newly built OPA 90 compliant tank vessels or a combination of the two. We currently have five new ATB units under construction or on order, and plan to purchase up to nine new product tankers from the Joint Venture if we can obtain the necessary financing. In addition, each of our vessels must undergo mandatory drydocking for major repair and maintenance—twice every five years, in the case of our ITB units and ATB units (although to date we have been able to obtain waivers from the U.S. Coast Guard that allow us to drydock our ITB units once every five years with a mid-period underwater survey in lieu of drydocking), and twice every five years, in the case of our parcel tankers and the Houston. To the extent we are unable to obtain waivers regarding the drydocking of our ITB units, we could experience additional off-hire days, which will reduce our revenue. The new tankers being constructed by the Joint Venture will be required to be drydocked every five years assuming we are able to obtain a Coast Guard waiver and a mid-period underwater survey in lieu of drydocking. We estimate that drydocking these vessels will cost approximately $6.0 million per ITB unit, $1.0 million to $2.0 million per ATB unit, $3.5 million to $5.0 million per parcel tanker and $3.5 million to $4.0 million per new tanker vessel. These projects will be subject to the risk of delay or cost overruns caused by the following:

•       unforeseen quality or engineering problems;

•       work stoppages or labor shortages;

•       unanticipated cost increases;

•       inability to have the work performed in the United States;

•       delays in receipt of necessary equipment;

•       inability to obtain the requisite permits, approvals or certifications from the U.S. Coast Guard and the American Bureau of Shipping upon completion of work; and

•       weather related conditions, such as hurricanes.

Significant delays could have a material adverse effect on expected contract commitments for new or modified vessels and our future revenues and cash flows. The construction of the ATB units and the new tankers may not be completed on schedule or at all or at the budgeted cost or we may not have sufficient funds to purchase the tankers from the Joint Venture. The construction contracts for the new ATBs and the tankers being constructed contain cost escalators that could increase the cost of constructing these vessels. In addition, our anticipated revenues may not increase immediately upon the expenditure of funds to construct or purchase the vessels. For instance, when we build a new vessel, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after the vessel is put in operation. Moreover, significant delays in construction of new vessels or retrofitting all of our vessels could allow a charterer to cancel the charter or require us to charter additional vessels to meet our contractual obligations. Furthermore, customer demand for, and revenues from, new or modified vessels may not be as high as we currently anticipate and, as a result, our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes may be adversely affected.

There is limited availability in U.S. shipyards for drydocking a vessel. As a result, the costs of performing drydock maintenance in the United States are significantly higher than they are overseas. Furthermore, U.S. shipyards may not have available capacity to perform drydock maintenance on our vessels at the times they require drydock maintenance, particularly in the event of an unscheduled drydock due to accident or other damage, in which event we will be required to have the work performed in an overseas shipyard. This may result in the vessel being off-hire, and therefore not earning any revenue, for a longer period of time because of the time required to travel to and from the overseas shipyard. In addition, we may be required to place a deposit in order to reserve shipyard slots for construction of new vessels, which may not be refundable if we elect not to proceed with such new construction. If we elect not to proceed with the construction of our fifth ATB, we will lose the $3.8 million we currently have on deposit with the shipyard and may lose the $0.8 million on deposit for owner-furnished equipment.

We could lose part or all of our investment in the Joint Venture and the growth of our business may be adversely affected.

One of the ways we intend to grow our business and replace vessels that are not OPA 90 compliant is through the construction and purchase of new vessels. In our efforts to expand our business by constructing new vessels, we have entered into a contract with NASSCO to construct nine 49,000 dwt double-hulled petroleum tankers. We have formed the Joint Venture for the construction of the first five petroleum tankers by NASSCO. If we are not able to purchase vessels from the Joint Venture or our vessel purchase option is terminated as a result of foreclosure under the Joint Venture credit facility or other adverse events, our growth strategy and our OPA 90 compliance strategy for replacement of our ITB fleet will be adversely affected, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes. In addition, if the Joint Venture experiences increased construction costs above the current commitments of capital to the Joint Venture, the Joint Venture will need to obtain additional capital, which may not be available on acceptable terms or at all. If we do not provide our pro rata share of any additional equity capital required by the Joint

Venture, our interest in the Joint Venture could be diluted. If the Joint Venture cannot otherwise obtain any required additional financing, our investment in the Joint Venture could become impaired. In addition, we will only receive a return of, and a return on, our investment in the Joint Venture after the other equity investors receive a return of their capital and a specified return on their investment, and therefore any cost overruns or failure to sell the vessels for expected prices will adversely affect the value of our equity investment. If the Joint Venture only constructs the first five vessels and we are unable to finance the construction of vessels six through nine and therefore must pay damages to NASSCO as described below, we do not expect to receive any return on, or return of, the capital we contributed to the Joint Venture. Further, the purchase price for the newly constructed vessels may be too high to be justified based on then existing charter rates or we may not otherwise be able to obtain the necessary financing on acceptable terms or at all.

Further, our construction contract with NASSCO obligates Product Carriers to construct nine tankers, of which the Joint Venture has only committed to construct the first five. To the extent the Joint Venture does not elect to construct any of the other four tankers, Product Carriers will be obligated to finance the construction of those vessels. There can be no assurance that we or Product Carriers will be able to arrange financing to construct such vessels on acceptable terms, or at all. Our inability to finance the construction of up to four vessels could have a material adverse effect on our business, our OPA 90 compliance strategy, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes. In addition, our debt instruments will limit our ability to obtain the necessary financing. If Product Carriers is unable to obtain the financing for these four tankers, it is obligated to reimburse NASSCO for any damages incurred by NASSCO as a result of these tankers not being constructed, up to $10.0 million (plus costs and expenses incurred by NASSCO) for each such tanker, with such amounts being funded solely out of monies received by Product Carriers in respect of its equity investment in the first five vessels constructed by the Joint Venture.

Our purchase of existing vessels involves risks that could adversely affect our results of operations.

Our fleet renewal and expansion strategy includes the acquisition of existing vessels as well as the construction of new vessels. Unlike newly built vessels, existing vessels typically do not carry warranties with respect to their condition. While we generally inspect any existing vessel prior to purchase, such an inspection would normally not provide us with as much knowledge of its condition as we would possess if the vessel had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be more substantial than for vessels we have operated since they were built. These costs could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

We may not be able to grow or effectively manage our growth.

A principal focus of our strategy is to continue to grow by expanding our business. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

•       identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•       identify vessels for acquisition;

•       manage the construction of new vessels;

•       consummate acquisitions or joint ventures;

•       integrate any acquired businesses or vessels successfully with our existing operations;

•       hire, train and retain qualified personnel to manage and operate our growing business and fleet;

•       improve our operating and financial systems and controls and enhance and expand our financial accounting and reporting controls and personnel to manage growth activities; and

•       obtain required financing for our existing and new operations.

A deficiency in any of these factors would adversely affect our ability to achieve anticipated growth in the levels of cash flows or realize other anticipated benefits. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.

In addition, we have had difficulty in finding suitable acquisition targets. In 2005 we incurred approximately $0.4 million of expenses in pursuing acquisitions that ultimately were not consummated. Costs incurred in connection with failed acquisitions adversely affect our results of operations and our ability to pay interest on, or the principal of, the notes.

The process of integrating acquired vessels into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development and expansion of our existing operations. Future acquisitions could result in the incurrence of additional indebtedness and liabilities that could have a material adverse effect on our business, results of operation and financial condition and our ability to pay interest on, or the principal of, the notes.

In addition, the Joint Venture agreement prohibits us from acquiring any vessels engaged in the coastwise trade built since January 1, 1996 that are greater than 30,000 dwt until all the vessels being constructed by the Joint Venture been sold or have entered into charters meeting specified minimum standards. This restriction could adversely affect our ability to grow our business through vessel acquisitions and our ability to pay interest on, or the principal of, the notes.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business and which may affect our ability to sell, lease, charter or otherwise transfer our vessels.

Increasingly stringent federal, state and local laws and regulations governing worker health and safety, insurance requirements and the manning, construction, operation and transfer of vessels significantly affect our operations. Many aspects of the marine transportation industry are subject to extensive governmental regulation by the U.S. Coast Guard, the International Maritime Organization, the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration, as well as to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages under other federal and state laws or civil actions. The potential for these releases could increase as we increase our fleet capacity. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

In order to maintain compliance with existing and future laws, we incur, and expect to continue to incur, substantial costs in meeting maintenance and inspection requirements, developing and implementing emergency preparedness procedures, and obtaining insurance coverage or other required evidence of financial ability sufficient to address pollution incidents. These laws can:

•       impair the economic value of our vessels;

•       require a reduction in cargo carrying capacity or other structural or operational changes;

•       make our vessels less desirable to potential charterers;

•       lead to decreases in available insurance coverage for affected vessels; or

•       result in the denial of access to certain ports.

Future environmental requirements may be adopted that could limit our ability to operate, require us to incur substantial additional costs or otherwise have a material adverse effect on our business, results of operations or financial condition and our ability to pay interest on, or the principal of, the notes.

We depend upon unionized labor for the provision of our services. Any work stoppages or labor disturbances could disrupt our business.

All of our seagoing personnel, including our captains, are employed under contracts with the Seafarers’ International Union, in the case of our non-officer personnel, and the American Maritime Officers union, in the case of vessel officers, that expire during the second quarter of 2007. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

All of our seagoing employees are covered by provisions of the Jones Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes, we have greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.

We depend on key personnel for the success of our business and some of these persons face conflicts in the allocation of their time to our business.

We depend on the services of our senior management team and other key personnel. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We currently do not carry any key man insurance on any of our employees. In addition, we may not be able to hire crew personnel meeting our standards if we expand our fleet. In addition, as a result of the planned expansion of our fleet through the construction of new vessels, we may need to hire additional key technical, support and other qualified personnel to ensure that construction is completed timely and on budget. If we are unsuccessful in attracting such personnel, it could have a material adverse effect on our business, results of operations and financial condition.

The employment agreements of Messrs. Paul Gridley and Jeffrey Miller, our chairman and chief executive officer and vice president—chartering, respectively, only require them to spend a majority of their business time in managing our operations. Messrs. Gridley and Miller currently own and operate two Jones Act barges that have been transporting caustic soda and calcium chloride under contracts with third parties, and are permitted to acquire and operate additional tank barges of less than 15,000 deadweight tons under specified circumstances in the transportation of chemical products other than petroleum or petroleum products. Messrs. Gridley and Miller may face conflicts regarding the allocation of their time between our business and their barge business. If any of Messrs. Gridley and Miller were to spend less time in managing our business and affairs than they do currently, our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes may be adversely affected. In addition, we sublease approximately 75% of our New York office space to companies affiliated with our chairman and chief executive officer. See  “—Risks Related to Our Ownership Structure—The members of United States Shipping Master, LLC, including our executive officers, and their affiliates may engage in activities that compete directly with us.”

In addition, certain members of our management expect to devote a significant portion of their business time overseeing the construction of the new vessels by the Joint Venture and obtaining contracts for such new vessels. This will reduce the amount of time they have to spend on our business and may pose conflicts of interest in obtaining charters for the Joint Venture’s vessels rather than the vessels owned by us. To the extent that such individuals devote time to the management and operation of the Joint Venture, they will not be able to devote such time to us, which could have an adverse effect on our business.

Terrorist attacks have resulted in increased costs and any new attacks could disrupt our business.

Heightened awareness of security needs after the terrorist attacks of September 11, 2001 have caused the U.S. Coast Guard, the International Maritime Organization and the states and local ports to adopt heightened security procedures relating to ports and vessels. Complying with these procedures, as well as the implementation of security plans for our vessels required by the Maritime Transportation Security Act of 2002, have increased our costs of security.

Any future terrorist attacks could disrupt harbor operations in the ports in which we operate, which would disrupt our operations and result in lost revenue. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Changes in international trade agreements could affect our ability to provide marine transportation services at competitive rates.

Currently, vessel trade or marine transportation between two ports in the United States, generally known as maritime cabotage or coastwise trade, is subject to U.S. laws, including the Jones Act, that restrict maritime cabotage to U.S. flag vessels qualified to engage in U.S. coastwise trade. Additionally, the Jones Act restrictions on the provision of maritime cabotage services are subject to certain exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If maritime cabotage services were included in the General

Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the transportation of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-manufactured vessels. Because foreign vessels may have lower construction costs and operate at significantly lower costs than we do in U.S. markets, this could significantly increase competition in the coastwise trade, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the notes.

Risks Related to Our Ownership Structure

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our noteholders.

United States Shipping Master LLC, or Shipping Master, currently indirectly owns the 2% general partner interest and directly owns an approximately 39% limited partner interest in us and owns and controls our general partner. Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our noteholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our noteholders. These conflicts include, among others, the following situations:

•       our general partner is allowed to take into account the interests of parties other than us, such as our affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our noteholders;

•       our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our noteholders for actions that, without these limitations, might constitute breaches of fiduciary duty;

•       our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our noteholders;

•       in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•       our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•       our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

•       our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

•       our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our controlling unitholder may have interests that conflict with holders of the notes.

Shipping Master owns approximately 39% of our limited partnership interests and our general partner is a wholly owned subsidiary of Shipping Master. Shipping Master, through its ownership of, and the right to elect the entire Board of, our general partner, controls us. Circumstances may occur in which the interests of Shipping Master, as the controlling equity holder, could be in conflict with the interests of the holders of the notes. In addition, Shipping Master could cause the company to pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance the likelihood of early conversion of their subordinated units and the value of their equity investment, even though such transactions might involve risks to the holders of the notes.

The members of United States Shipping Master LLC, including our executive officers, and their affiliates may engage in activities that compete directly with us.

Sterling/US Shipping L.P., the principal member of Shipping Master, the other members of Shipping Master and their respective partners, affiliates and the funds they manage or may manage, management and the Joint Venture, are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. Only Shipping Master and its controlled affiliates are subject to certain noncompete provisions. In addition, Messrs. Paul Gridley and Jeffrey Miller, our chairman and chief executive officer and vice president—chartering, respectively, own and operate two barges engaged in the transportation of chemical products. Under their employment agreements, Messrs. Gridley and Miller are not prohibited from acquiring and operating additional tank barges of less than 15,000 deadweight tons under specified circumstances. Further, our executive officers will also be devoting a portion of their business time overseeing the construction of the new vessels by the Joint Venture and obtaining charters for such new vessels. This will reduce the amount of time they have to spend on our business and may pose conflicts of interest in obtaining charters for the Joint Venture’s vessels rather than the vessels owned by us.

Please read “—Risks Inherent in Our Business—We depend on key personnel for the success of our business and some of these persons face conflicts in the allocation of their time to our business.”

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•       permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner or noteholder;

•       provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•       generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may not be particularly advantageous or beneficial to us; and

•       provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for payment of interest on, and the principal of, the notes.

Prior to making any payment of interest on, or the principal of, the notes, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf, which will be determined by our general partner in its sole discretion. These expenses will include all costs incurred by the general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. All of our employees, including vessel crews, are employees of subsidiaries of our general partner. We reimbursed our general partner $37.7 million in the year ended December 31, 2005 and $34.1 million for the nine months ended September 30, 2006. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates could adversely affect our ability to pay interest on, or the principal of, the notes.

The control of our general partner may be transferred to a third party without unitholder or noteholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders or noteholders so long as the third party satisfies the citizenship requirements of the Jones Act. Furthermore, there is no restriction in the partnership agreement on the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party that satisfies the citizenship requirements of the Jones Act. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers of our general partner. Any change in control of our general partner will require us to offer to repurchase the notes and will allow the lenders under our new amended and restated credit facility to accelerate all outstanding indebtedness. In such event, we may not have sufficient cash available to repay all outstanding indebtedness under the credit agreement and the notes. See “—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control.”  In addition, any change in members of management following a change in control of the general partner will permit the Joint Venture to terminate Product Manager as its manager and permit the lenders to the Joint Venture to declare all outstanding loans immediately due and payable, which could adversely affect the value of our investment in the Joint Venture and our OPA 90 compliance strategy.

We incur increased costs as a result of being a public partnership.

We became a publicly traded partnership in November 2004 and have a limited history operating as a public partnership. As a public partnership, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange, has required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and made activities more time-consuming and costly. For example, as a result of becoming a public partnership, we are required to have three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. Compliance with the disclosure and internal control over financial reporting requirements of the SEC and the Sarbanes-Oxley Act has required significant resources and management oversight. In addition, we incur additional costs associated with our public partnership reporting requirements. These new rules and regulations make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. We incurred approximately $1.8 million and $1.5 million of costs in 2005 and the nine months ended September 30, 2006, respectively, directly associated with being a publicly traded partnership.

Tax Risks

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available to pay interest on, and the principal of, the notes would be substantially reduced.

For federal income tax purposes, we take the position that we are a partnership that is not subject to federal income tax. We can take this position only if 90% or more of our gross income in each year consists of certain identified types of “qualifying income” (which includes dividends from subsidiary corporations and income from the transportation of minerals and natural resources, including gas, oil or products thereof). Consequently, we are required to make certain decisions regarding whether our revenue is qualifying income and to perform certain activities through subsidiaries that are taxable as regular domestic corporations. We have not requested, and do not plan to request, a ruling from the IRS on our status as a partnership or any other matter affecting us. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS or a state tax authority may materially and adversely impact the market for our notes and the price at which they trade. In addition, the costs of any contest with the IRS or a state tax authority will result in a reduction in cash available to pay interest on, and the principal of, the notes.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income (other than dividend income from any subsidiary that is itself subject to corporate income tax) at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Because a tax would be imposed upon us as a corporation, our cash available to pay interest on, and the principal of, the notes would be substantially reduced.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available to pay interest on, and the principal of, the notes would be reduced.

You are urged to read “United States Federal Income Tax Considerations” for a discussion of the expected material federal income tax consequences of exchanging the initial notes for exchange notes.

We have a subsidiary that is treated as a corporation for federal income tax purposes and subject to corporate-level income taxes.

We conduct the operations of one of our vessels, the Chemical Pioneer, through a subsidiary that is organized as a corporation. We may elect to, or be required to, conduct additional operations through this or another corporate subsidiary in the future. We may be required to place other of our vessels, including one or more of our ATB units, in a corporate subsidiary. Our corporate subsidiaries are, and any additional corporate subsidiaries will be, subject to corporate-level tax, which will reduce the cash available to pay interest on, or the principal of, the notes. If the IRS were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, our cash available to pay interest on, and the principal of, the notes would be further reduced.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive initial notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the initial notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Initial notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Your Notes

On August 7, 2006, we sold the notes you currently hold to Lehman Brothers Inc. and CIBC World Markets Corp. under a purchase agreement dated August 1, 2006. The sale was structured to comply with the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and in compliance with Rule 144A promulgated thereunder. Upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of your notes that are properly tendered on or before the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date will be at 5 p.m., New York City time, on March 23, 2007. If we extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which the exchange offer is extended. The longest we could extend the offer without incurring penalties under the registration rights agreement in the form of increased interest payable on the initial notes would be April 3, 2007.

As of the date of this Prospectus, $100.0 million principal amount of the initial notes was outstanding. We are sending this prospectus, together with the letter of transmittal, on or about the date stated on the cover page to you at the addresses listed in the security register in connection with notes maintained by the trustee. Our obligation to accept initial notes for exchange in the exchange offer is subject to various conditions.

We reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any initial notes pursuant to the extension, by providing notice of any extension as described below. During any extension, all notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any delay in acceptance for exchange of any initial notes will be consistent with Rule 14e-1(c) under the Exchange Act. Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the notes promptly after the expiration or termination of the exchange offer.

Initial notes tendered in the exchange offer must be at least $2,000 in principal amount or any integral multiple of $1,000 in excess thereof.

We will provide notice by means of a press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the initial notes as promptly as practicable. Any notice will include the amount of initial notes tendered for exchange up to the date of the notice and will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date or other event giving rise to the notice requirement. In the event of a material change in the terms of the offer, including any waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in the offering following notice of a material change.

Registration Rights; Additional Interest

We have agreed with Lehman Brothers Inc. and CIBC World Markets Corp., for your benefit and at our cost, to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes.

If:

(1)   we are not permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)   any holder of transfer restricted securities (as defined below) notifies us within 20 business days following completion of the exchange offer that:

(a)    it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)   it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)    it is a broker-dealer and owns notes acquired directly from us or one of our affiliates;

we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

We have agreed to use our reasonable best efforts to cause the applicable registration statement to be declared effective at the earliest possible time by the SEC.

For purposes of the preceding, “transfer restricted securities” means (a) each initial note and the related note guarantees until the earliest to occur of:

(1)   the date on which the initial note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer and entitled to be resold to the public by that person without complying with the prospectus delivery requirements of the Securities Act;

(2)   the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

(3)   the date on which the note is eligible to be distributed to the public pursuant to Rule 144(k) under the Securities Act; or

(4)   the date on which the note ceases to be outstanding;

and (b) each exchange note and the related guarantees acquired by a broker-dealer in the exchange offer of an initial note for the exchange note, until the date on which the exchange note is sold to a purchaser who receives from the broker-dealer on or before the date of the sale a copy of the prospectus contained in the exchange offer registration statement.

If, among other things, the exchange offer is not completed by April 3, 2007, or a shelf registration statement required to be filed is not declared effective within 210 days after the obligation arises to file such shelf registration statement, each of which we refer to as a “registration default,” then we will pay liquidated damages to each noteholder with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum per $1,000 principal amount of notes held by the noteholder. The amount of the liquidated damages will increase by an additional 0.25% per annum per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults equal to 1.0% per annum, provided  that we and our subsidiary guarantors will in no event be required to pay liquidated damages for more than one registration default at a time. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

All accrued liquidated damages will be paid by us and our subsidiary guarantors on each day that interest is payable under the notes to the holder of a registered global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified.

In general, if you wish to exchange your initial notes for exchange notes in the exchange offer, you will be required to represent that any exchange notes you receive will be acquired in the ordinary course of your business, that you are not our affiliate, as defined in Rule 405 of the Securities Act, and that at the time of the commencement of the offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, or if you are participating in a distribution of the exchange notes, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Procedure for Tendering Initial Notes

Your tender of notes to us is subject to the objective criteria set forth below and our acceptance of the notes will constitute a binding agreement between you and us upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal. Except as explained below, a holder who wishes to tender notes for exchange in the exchange offer must transmit a properly completed and executed letter of transmittal, together with all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association at the address listed below under “—Exchange Agent” on or before the expiration date. In addition,

(1)   certificates for the initial notes must be received by DTC, along with the letter of transmittal, or

(2)   a timely confirmation of a book-entry transfer of the notes, if this procedure is available, into Wells Fargo’s account at DTC according to the procedure for book-entry transfer described below, must be received by Wells Fargo before the expiration date, or

(3)   you must comply with the guaranteed delivery procedures described below.

The method of delivery of the notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend registered mail, properly insured, with return receipt requested, be used in all cases. You should allow sufficient time to assure timely delivery. No letters of transmittal or initial notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the initial notes surrendered for exchange are tendered:

(1)   by a registered holder of the notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)   for the account of an eligible institution.

An “eligible institution” is an eligible guarantor institution like a bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program under Rule 17Ad-15 of the Exchange Act. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. If notes are registered in the name of a person other than the person signing the letter of transmittal, the notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, properly executed by the registered holder, with the signature guaranteed by an eligible institution.

We reserve the absolute right to:

(1)   reject any and all tenders of any particular initial note not properly tendered pursuant to the procedures set forth above;

(2)   refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)   waive any defects or irregularities as to any particular initial note before the expiration of the exchange offer.

You must cure any defects or irregularities in connection with tenders of initial notes. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of outstanding notes. If we waive any defects or irregularities pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to the defect or irregularity being waived.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of notes, the notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the notes.

If the letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the initial notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for initial notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

(1)   the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

(2)   the exchange notes are acquired in the ordinary course of the holder’s business; and

(3)   the holder does not intend to participate in a distribution of the exchange notes.

Any holder who exchanges initial notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and the secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

Because the SEC has not considered our exchange offer in the context of a no-action letter, we do not assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes or that does not acquire exchange notes in the ordinary course of its business may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you participate in the exchange offer, you must advise us, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes and whether you are a broker-dealer. If you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes, and you acquired your initial notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please see below under “Plan of Distribution.”

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

We will accept, promptly after the expiration date, all initial notes properly tendered. To the extent the initial notes are properly tendered, we will issue the exchange notes promptly after the expiration date. All conditions must be satisfied or waived prior to expiration of the offer. For each initial note accepted for exchange, the holder of the note will receive a new note having a principal amount equal to that of the surrendered note. The exchange notes will bear interest from the most recent date to which interest has been paid on the initial notes. Accordingly, if the relevant record date for interest payment occurs after the completion of the exchange offer, registered holders of exchange notes on the record date will receive interest accruing from the most recent date to which interest has been paid. If, however, the relevant record date for interest payment occurs before the completion of the exchange offer, registered holders of initial notes on the record date will receive interest accruing from the most recent date to which interest has been paid. Initial notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, except as explained in the immediately preceding sentence. If your initial notes are accepted for exchange, you will not receive any payment of interest on the initial notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer.

In all cases, issuance of exchange notes for initial notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo of the following:

(1)   certificates for the initial notes or a timely book-entry confirmation of the initial notes into Wells Fargo’s account at DTC,

(2)   a properly completed and executed letter of transmittal and

(3)   all other required documents.

If any tendered initial notes are not accepted for any reason described in the terms and conditions of the exchange offer or if certificates representing initial notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder of the notes promptly after the expiration or termination of the exchange offer. If initial notes are tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described below, the non-exchanged notes will be credited to an account maintained with DTC.

Book-Entry Transfer

Wells Fargo will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this document, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes by causing DTC to transfer the notes into Wells Fargo’s account at DTC. Although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by Wells Fargo at the address listed below under “—Exchange Agent” on or before the expiration date or you must comply with the guaranteed delivery procedures described herein.

Guaranteed Delivery Procedures

If you desire to tender your initial notes and your notes are not immediately available, or time will not permit your notes or other required documents to reach Wells Fargo before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)   the tender is made through an eligible institution,

(2)   before the expiration date, Wells Fargo receives from the eligible institution a properly completed and executed letter of transmittal or a facsimile of it and notice of guaranteed delivery, substantially in the form provided by us, stating your name and address and the amount of initial notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with Wells Fargo, and

(3)   the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by Wells Fargo within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of initial notes may be withdrawn at any time before 5 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by Wells Fargo at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•       specify the name of the person having tendered the notes to be withdrawn,

•       identify the notes to be withdrawn, including the principal amounts of the notes, and

•       where certificates for notes have been transmitted, specify the name in which the notes are registered, if different from that of the withdrawing holder.

If certificates for initial notes have been delivered or otherwise identified to Wells Fargo, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If notes have been tendered according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. All questions about the validity, form and eligibility of the notices will be determined by us and our determination will be final and binding on all parties. Certificates for any initial notes so withdrawn will not be considered to have been validly tendered for purposes of the exchange offer. Any initial notes that have been tendered but which are not exchanged for any reason will be returned to the holder of the notes without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of initial notes tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described above, the notes will be credited to an account maintained with DTC for the notes. Properly withdrawn initial notes may be tendered by following one of the procedures described under “—Procedure for Tendering Initial Notes” above at any time on or before the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address below. Questions and requests for assistance, requests for additional copies of this document or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered and Certified Mail	By Overnight Courier or Regular Mail:	By Hand Delivery
Wells Fargo Bank , National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building—12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or

By Facsimile Transmission:  (612) 667-6282

Confirm Facsimile by Telephone:   (800) 344-5128

Delivery of the letter of transmittal to a different address or transmission of instructions via a different facsimile number does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that initial notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which case you will be responsible for the payment of any applicable transfer tax.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Consequences of Failure to Exchange Initial Notes

If you do not exchange your initial notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of the initial notes. In general, the initial notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act. Based on interpretations by the staff of the SEC issued to third parties, exchange notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement with any person to participate in the distribution of the exchange notes. If you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding related to the distribution of the exchange notes to be acquired in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In addition, to comply with the securities laws of various jurisdictions, if applicable, it may be necessary to qualify for sale or to register the exchange notes before offering or selling the exchange notes. We do not intend to take any action to register or qualify the exchange notes for resale in any of these jurisdictions.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.”  In this description, the term “Company,” “us,” “our” or “we” refers only to U.S. Shipping Partners L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to U.S. Shipping Finance Corp. and the term “Issuers” refers to the Company and Finance Corp. References to the term “notes” in this section of the prospectus include both initial notes issued on August 7, 2006 and the Issuers’ exchange notes being offered hereby, unless the context otherwise requires.

The Issuers will issue the exchange notes under an indenture, dated as of August 7, 2006, among themselves, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture, the Collateral Documents and the registration rights agreement. It does not restate those agreements in their entirety. The initial notes that you currently hold and the exchange notes that will be issued upon exchange of the initial notes that you hold will be identical in all material respects, except that the exchange notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the initial notes that you currently hold and the exchange notes to be issued upon exchange of your notes. We urge you to read the indenture, the Collateral Documents and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, Collateral Documents and registration rights agreement have been incorporated by reference into the registration statement, of which this prospectus is a part. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture.

If the exchange offer is consummated, holders of initial notes who do not exchange their notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any initial notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the initial notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes.   The notes:

•       are senior secured obligations of the Issuers;

•       are secured by security interests in the Collateral on a second priority basis subject to the first priority security interests securing the Issuers’ obligations under any First Lien Obligations (including in respect of the Credit Agreement);

•       are non-recourse to our General Partner;

•       are equal in right of payment with all existing and future Senior Debt (including First Lien Obligations) of either of the Issuers;

•       are effectively subordinated to all existing and future obligations that are secured by First Priority Liens on the Collateral securing the notes or that are secured by a lien on assets that are not part of the Collateral securing the notes, of either of the Issuers, including the Credit Agreement, to the extent of the value of the assets securing such Obligation;

•       are senior in right of payment to all future subordinated Indebtedness of either of the Issuers; and

•       are unconditionally guaranteed by the Guarantors on a senior secured basis.

The Subsidiary Guarantees.   The notes are guaranteed by all of the Company’s existing domestic Subsidiaries (other than Finance Corp., USS Product Carriers LLC and USS Products Investor LLC).

Each guarantee of the notes:

•       is a senior secured obligation of the Guarantor;

•       is secured on a second priority basis by the security interests in the Collateral owned by the Guarantor;

•       is equal in right of payment with all existing and future Senior Debt (including First Lien Obligations) of that Guarantor;

•       is effectively subordinated to that Guarantor’s First Lien Obligations (including under the Credit Agreement), which will be secured on a first priority basis by security interests in the Collateral owned by such Guarantor, and to the obligations secured by certain other Permitted Liens, to the extent of the value of the assets securing those obligations; and

•       is senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

As of September 30, 2006, the Company (excluding its subsidiaries) had:

•       total Senior Debt outstanding of approximately $349.4 million, including the notes, and First Lien Obligations of approximately $249.4 million;

•       $100.0 million of available and undrawn capacity under the senior secured Credit Agreement (consisting of $40.0 million under the revolving credit facility (of which $0.2 million was outstanding under a letter of credit at September 30, 2006) and $60 million under a delayed draw term loan facility); and

•       no Indebtedness contractually subordinated to the notes.

On the same basis, the Guarantors had:

•       total Senior Debt outstanding of approximately $349.4 million, consisting of their guarantees of the notes, and First Lien Obligations of approximately $249.4 million;

•       $100.0 million of available and undrawn capacity under the senior secured Credit Agreement (consisting of $40.0 million under the revolving credit facility (of which $0.2 million was outstanding under a letter of credit at September 30, 2006) and a $60.0 million delayed draw term loan, in each case, under the Credit Agreement); and

•       no Indebtedness contractually subordinated to their guarantees of the notes.

In addition, USS Products Investor LLC, a joint venture in which USS Product Carriers LLC, a subsidiary of the Company, is a 40% equity owner, entered into a $325.0 million revolving credit facility. The notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of USS Products Investor LLC and USS Product Carriers LLC. The obligations and liabilities of USS Products Investor LLC are intended to be non-recourse to the Company. Other than the Company’s commitment to provide $70.0 million of equity funding, of which $18.4 million has been provided through September 30, 2006, to guarantee USS Product Manager LLC’s performance under a management agreement and certain indemnification obligations to USS Products Investor LLC, the Company does not expect to have any further contractual obligation to contribute funds to USS Products Investor LLC. The assets of USS Products Investor LLC will not be available to satisfy the Issuer’s obligations under the notes.

The indenture permits us and our Restricted Subsidiaries to incur additional Indebtedness, including additional Senior Debt. Our Unrestricted Subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Your right to receive payments on the notes and the related subsidiary guarantees is secured by a second priority lien on the collateral and will be effectively subordinated to our existing and future indebtedness secured by a first lien on such collateral, as well as to any existing and future indebtedness of our subsidiaries that do not guarantee the notes or that is secured by assets that do not constitute collateral for the notes. If there is a default, the value of the collateral may not be sufficient to repay the holders of the notes.”

Initially, all of our existing domestic Subsidiaries (other than Finance Corp., USS Product Carriers LLC and USS Products Investor LLC) have guaranteed the notes. However, under the circumstances described below under the caption “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired subsidiaries may not be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

In addition, subject to the limitations set forth in the indenture, we may invest in the future in Joint Ventures. We have committed to contribute $70.0 million to purchase class B interests in USS Products Investor LLC, of which we have contributed $18.4 million at September 30, 2006. Our rights to receive assets from any Joint Venture that are attributable to our Equity Interests therein (and thus the ability of the Holders to benefit indirectly from such assets) are effectively subordinated to the claims of all existing and future third-party indebtedness and liabilities (including trade credit) of such Joint Venture.

As of the date of this prospectus, all of our existing domestic Subsidiaries (other than Finance Corp., USS Product Carriers LLC and USS Products Investor LLC) are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.”  Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Issuers have issued notes with an initial maximum aggregate principal amount of $100.0 million. Additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes are issued in denominations of $2,000 and integral multiples of $1,000. The notes will mature on August 15, 2014.

Interest on the notes accrues at the rate of 13% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2007. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

All of our existing domestic Subsidiaries, other than Finance Corp., USS Product Carriers LLC and USS Products Investor LLC, have guaranteed the notes on a second priority senior secured basis. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable Federal or state laws. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.” Each Issuer and each Guarantor that makes a payment or distribution under its Subsidiary Guarantee will be entitled to contribution from any other Guarantor or Issuer, as the case may be.

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

•       immediately after giving effect to such transaction, no Default or Event of Default exists; and

•       either:

•        the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

•        the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)   in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)   in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(3)   if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)   upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “Satisfaction and Discharge.”

See “Repurchase at the Option of Holders—Asset Sales.”

Security for the Notes

The notes, the Subsidiary Guarantees and the Note Obligations are secured by Second Priority Liens granted to the Collateral Agent on the Collateral (as defined below), as provided in the Collateral Documents. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Your right to receive payments on the notes and the related subsidiary guarantees is secured by a second priority lien on the collateral and is effectively subordinated to our existing and future indebtedness secured by a first lien on such collateral, as well as to any existing and future indebtedness of our subsidiaries that do not guarantee the notes or that is secured by assets that do not constitute collateral for the notes. If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.”

The Collateral includes (1)(x) all of the Vessels now owned by the Issuers and the Guarantors and (y) all of the Vessels hereafter acquired to the extent that such Vessels also secure indebtedness incurred under the Credit Agreement; (2) the ATB Escrow Account; and (3) all proceeds of, and all other amounts arising from the collection, sale, lease, exchange, assignment, licensing or other disposition (including without limitation as a result of an event of loss) or realization upon the collateral described in clauses (1) and (2) (collectively, the “Collateral”). The Collateral does not include any other tangible or intangible personal property, real property or fixtures of the Issuers and the Guarantors.

The Issuers and the Guarantors have entered into the Collateral Documents, which provide for a grant of a security interest in the Collateral in favor of the Collateral Agent for the benefit of the Holders of the notes on a second priority basis. The security interests with respect to the notes secure on a second priority basis, junior to the First Lien Obligations, the payment and performance when due of the notes, the Subsidiary Guarantees and the Note Obligations under the terms of the indenture, the notes, the Subsidiary Guarantees and the Collateral Documents.

The Issuers will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders of the notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indenture, the Intercreditor Agreement and the Collateral Documents.

The Liens in favor of the Collateral Agent under the Collateral Documents will be released in whole:

(1) upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, and liquidated damages, if any, on the notes and payment in full of all other Note Obligations with respect to the notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium and liquidated damages, if any, are paid; or

(2) upon a defeasance of the notes in accordance with the provisions described below under the caption “—Legal Defeasance and Covenant Defeasance.”

The Liens in favor of the Collateral Agent under the Collateral Documents will be released with respect to any asset constituting Collateral if:

(1) the asset has been sold or otherwise disposed of by the Issuers or a Restricted Subsidiary to a Person other than the Issuers or a Restricted Subsidiary in a transaction permitted by the indenture at the time of such sale or disposition; or

(2) the asset is owned or has been acquired by a Subsidiary that has been released from its Subsidiary Guarantee in accordance with the terms of the indenture (including by virtue of a Guarantor becoming an Unrestricted Subsidiary);

(3) the Collateral Agent exercises any remedies in respect to such asset, including any sale or other disposition thereof; or

(4) the Collateral Agent under the Credit Agreement exercises any remedies in respect to such assets in accordance with the Intercreditor Agreement, including any sale or other disposition thereof.

The Issuers, subject to compliance by the Issuers and the Guarantors with the first paragraph under “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, have the ability to issue additional notes having identical terms and conditions as the notes, all of which may be secured by the Collateral; provided, however, that not less than 90% of the net cash proceeds from any such issuance of additional notes shall be invested in additional assets, which shall become Collateral for the notes.

Additional Collateral; Acquisition of Assets or Property

Concurrently with the acquisition (including, without limitation, through the designation, acquisition or creation of a new Restricted Subsidiary) by the Issuers or any Guarantor of any Vessels that secure amounts outstanding at any time under the Credit Facilities; the Issuers shall, or shall cause the applicable Guarantor to, as promptly as practicable, subject to obtaining the consents contemplated by the next succeeding paragraph: (1) execute and deliver to the Collateral Agent, such Collateral Documents and take such other actions as shall be necessary or (in the opinion of the Collateral Agent) desirable to create, perfect and protect a Lien in favor of the Collateral Agent on such Vessels (to the extent permitted by applicable law and to the extent otherwise required to be perfected in accordance with the terms of the Collateral Documents); (2) deliver to the Collateral Agent title and extended coverage insurance covering such Vessel in an amount at least equal to the purchase price of such Vessel; (3) promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests). See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Your right to receive payments on the notes and the related Subsidiary Guarantees is secured by a second priority lien on the collateral and will be effectively subordinated to our existing and future indebtedness secured by a first lien on such collateral, as well as to any existing and future indebtedness of our subsidiaries that do not guarantee the notes or that is secured by assets that do not constitute collateral for the notes. If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.”

Perfection and Non-Perfection of Security in Collateral

Applicable law requires that the property and rights acquired after the grant of a general security interest can only be perfected at the time the property and rights are acquired and identified. To the extent that any Collateral is not perfected, the Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of the Issuers and the Guarantors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default or a Default under the other secured obligations to satisfy the obligations under the notes. In addition, certain assets may be subject to existing Permitted Liens that would take priority over any liens granted in such assets under the Collateral Documents.

Intercreditor Agreement

On August 7, 2006, the Issuers, the Guarantors, the Collateral Agent, the trustee for the notes and the collateral agent under the Credit Agreement entered into an Intercreditor Agreement substantially in the form attached to the indenture (the “Intercreditor Agreement”). Pursuant to the terms of the Intercreditor Agreement, the trustee agreed, on behalf of the Holders of the notes, that the security interests created pursuant to the Collateral Documents, insofar as securing the notes, the Subsidiary Guarantees in respect of the notes and the Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Collateral Documents, insofar as securing the First Lien Obligations (including the Credit Agreement), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations are subordinated, voided, avoided, invalidated or lapsed. The Holders of the notes, the Collateral Agent and the trustee have agreed not to contest the security interests securing any First Lien Obligations. All proceeds of Collateral received by the Collateral Agent or the trustee at any time during a First Lien Obligation Period will be required to be applied to the First Lien Obligations until such Obligations are paid in full in cash (including any defaulted interest with respect to such Obligations). At any other time, the Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents to the trustee for the ratable benefit of the Holders of the notes (and any other Indebtedness permitted to be incurred under the indenture secured by a Second Priority Lien).

In the event that, after August 7, 2006, the Issuers and the Guarantors designate any additional Indebtedness (including under the Credit Agreement) as “First Lien Obligations” under the Intercreditor Agreement, and in accordance with the terms of the indenture, holders of such Indebtedness (or a trustee or agent on their behalf) will become a party to the Intercreditor Agreement and, together with the lenders under the Credit Agreement, shall be entitled to the benefits of the Intercreditor Agreement and the First Priority Liens created under the Collateral Documents in favor of the Collateral Agent. The aggregate amount of First Lien Obligations (including any thereof under the Credit Agreement) that may be issued or incurred shall be limited to those issued on August 7, 2006 and those issued or incurred under clause (1) or (14) of the second paragraph under “—Incurrence of Indebtedness and Issuance of Preferred Stock”, in addition to Hedging Obligations related to Credit Facilities and permitted in accordance with the terms of the indenture. The Collateral Documents provide that, as among the holders of the First Lien Obligations, any instructions to be given to the Collateral Agent by such holders shall be given by the majority of the holders of the First Lien Obligations (other than the holders of Hedging Obligations), voting as a single class.

In the event that the holders of Indebtedness under the Credit Agreement or other First Lien Obligations shall exceed in aggregate principal amount the notes (as is the case on the date of this prospectus), then the holders of such Indebtedness under the Credit Agreement or other First Lien Obligations will be able to control all actions taken by the Collateral Agent. Pursuant to the terms of the Intercreditor Agreement, during a First Lien Obligation Period, the holders of the First Lien Obligations have the exclusive right to determine the circumstances, order, time and method by which all Liens on the Collateral will be enforced. The trustee is not be permitted to enforce the Second Priority Liens during a First Lien Obligation Period even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the notes have been accelerated. As a result, during a First Lien Obligation Period, none of the trustee nor the Holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations. In addition, the trustee and the Holders of the notes are prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations.

The holders of First Lien Obligations may take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the notes or the trustee and modify the Collateral Documents without the consent of the Holders of the notes or the trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not expressly violate the provisions of the indenture. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The lien-ranking agreements set forth in the indenture and in the intercreditor agreement limit the rights of the holders of the notes and their control with respect to the collateral securing the notes.” The Intercreditor Agreement also prohibits the Issuers and its Subsidiaries from granting Liens in favor of the notes, the Subsidiary Guarantees or the Note Obligations except in favor of the Collateral Agent pursuant to the Collateral Documents. In addition, during any First Lien Obligation Period, neither the trustee nor the Holders of the notes will have any right to approve any amendment, waiver or consent under any Collateral Documents (other than the release of Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions).

During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement prohibits the trustee and the Holders of the notes from filing any pleadings or motions in respect of the Collateral, taking any position at any hearing in respect of the Collateral, seeking relief from the automatic stay in respect of the Collateral or otherwise taking any action in respect of the Collateral, other than to file proofs of claim. During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement also prohibits the trustee and the Holders of the notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations, including any provisions contained in such debtor-in-possession financing that provide Liens that are prior to the Second Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as such Liens are permitted to be incurred under the indenture. Further, during the pendency of a bankruptcy case during any First Lien Obligations Period, the Intercreditor Agreement also prohibits the trustee and the Holders of the notes from objecting to any request by the holders of the First Lien Obligations for adequate protection, or to the release of Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances.

Bankruptcy Limitations

In addition to the limitations described above under “—Intercreditor Agreement”, you should be aware that the right and ability of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the “Bankruptcy Code”) if a bankruptcy proceeding were to be commenced by or against the Issuers or a Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the Collateral Agent in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the notes will only have limited consent rights with respect to the use of those funds by the Issuers or any of its Subsidiaries during the pendency of the proceeding if the court finds that the holders are receiving adequate protection. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. Further, the Holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security.

Escrow of Proceeds; Special Offer to Purchase

On August 7, 2006, the Issuers deposited $182.6 million in the ATB Escrow Account pending application of such funds to finance the construction of the ATB Units pursuant to the Construction Contracts.

The terms of the escrow are set forth in the indenture and a cash collateral control agreement (the “Collateral Control Agreement”) among the Issuers, the trustee, Wells Fargo Bank, National Association, as the Collateral Agent, and KeyBank National Association, as the collateral agent under the Credit Agreement (the “First Lien Collateral Agent”).

The notes are subject to an offer to purchase (a “Special Offer to Purchase”) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, to, but not including the redemption date, if:

(1) (x) a performance default by the relevant contractor under a Construction Contract occurs; or (y) any Construction Contract is terminated or cancelled; and

(2) all Indebtedness under the Credit Agreement and any other First Lien Obligations have been repaid in full and all commitments thereunder have been permanently reduced.

Upon the occurrence of any of the events described in clause (1) and (2) of the preceding paragraph, the Issuers will, within 90 days of such occurrence, commence and consummate a Special Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the amount that would have been required to be used to make payments under the relevant Construction Contract; but only to the extent not previously paid under such Construction Contract and to the extent not applied to repay First Lien Obligations.

Optional Redemption

At any time prior to August 15, 2009, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any additional notes) issued under the indenture at a redemption price of 113% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of notes (including any additional notes) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph and the succeeding paragraph, the notes are not redeemable at the Issuers’ option prior to February 15, 2011. The Issuers are not, however, prohibited from acquiring the notes by means other than redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture. On and after February 15, 2011, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2011	106.500%
2012	103.250%
2013 and thereafter	100.000%

In addition, at any time prior to February 15, 2011, the Issuers may also redeem all or any portion of the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest and liquidated damages, if any, to, but not including, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note on February 15, 2011 (such redemption price being set forth in the table appearing above), plus (ii) all required interest payments due on the note through February 15, 2011 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2011; provided, however, that if the period from the redemption date to February 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, by lot, on a pro rata basis, or by any other method the trustee shall deem fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all or any portion of such Holder’s notes in cash at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any (the “Change of Control Payment”), on the notes repurchased, to, but not including, the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the purchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”), pursuant to the procedures required by the indenture and described in such notice; provided that any Change of Control Offer made prior to a Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided, further, that the Issuers shall not be required to purchase any notes tendered pursuant to a Change of Control Offer if such Change of Control does not occur.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the Company’s option.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, the Credit Agreement provides that certain change of control events with respect to the Company and the General Partner would constitute a default or require repayment of the Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant. If the Company or any Guarantor does not repay such borrowings or obtain such requisite consents, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Debt.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the

Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and liquidated damages, if any, on the notes that remain outstanding, to, but not including, the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any person assuming responsibilities for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by (a) an executive officer of the General Partner if the value is less than $15.0 million and evidenced by an officers’ certificate delivered to the trustee, or (b) the General Partner’s Board of Directors if the value is $15.0 million or more and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee;

(3) at least 75% of the fair market value of all forms of consideration received by the Company and its Restricted Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 120 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) if such Asset Sale involves the transfer of Collateral:

(a) such Asset Sale complies with the applicable provisions of the Collateral Documents; and

(b) all consideration received in such Asset Sale shall be expressly made subject to the Lien under the Collateral Documents, which Lien shall be a First Priority Lien with respect to the First Lien Obligations (including the Credit Agreement) of the Issuers and the Guarantors and a Second Priority Lien with respect to the notes.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such Net Proceeds are in fact applied within 180 days after the end of such 360-day period) those Net Proceeds at its option to any combination of the following:

(1) to repay debt under the Credit Agreement or other First Lien Obligations that are Pari Passu Indebtedness;

(2) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business; provided that the Person acquiring such assets is, or simultaneously with such acquisition becomes, a Restricted Subsidiary; provided, that to the extent that such Net Proceeds represent proceeds of Collateral the Company or the applicable Restricted Subsidiary promptly grants to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property”;

(3) to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business so long as such Person becomes a Restricted Subsidiary immediately upon such acquisition; provided, that to the extent that such Net Proceeds represent proceeds of Collateral the Company or the applicable Restricted Subsidiary promptly grant to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property”;

(4) to make capital expenditures; provided, that to the extent that such Net Proceeds represent proceeds of Collateral the Company or the applicable Restricted Subsidiary promptly grant to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property”; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business provided, that to the extent that such Net Proceeds represent proceeds of Collateral the Company or the applicable Restricted Subsidiary promptly grant to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property.”

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or the 541st day if a definitive agreement has been entered into to apply such proceeds within 180 days of the end of such 360-day period and such funds have not been applied within such period), if the aggregate amount of Excess Proceeds then exceeds $15.0 million, the Company will make an Asset Sale Offer; (i) to the extent the proceeds of the Asset Sale do not constitute Collateral, to all Holders of notes, and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds and (ii) to the extent the proceeds of the Asset Sale constitute Collateral, first to all holders of Second Lien Obligations, and second, to the extent any amounts remain, to holders of other Pari Passu Indebtedness that contain provisions similar to those set forth in the indenture with respect to offers to purchase or redeem, using the proceeds of sales of assets, the maximum amount of Second Lien Obligations and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The Credit Agreement prohibits the Company from purchasing any notes with the proceeds of Asset Sales. Any future credit agreements or other agreements relating to First Lien Obligations to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions.

Events of Loss

Within 365 days after any Event of Loss with respect to any Collateral with a Fair Market Value (or replacement cost, if greater) in excess of $1,000,000, the affected Issuer or Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss:

(1) to repay debt under the Credit Agreement or other First Lien Obligations that are Pari Passu Indebtedness; or

(2) to the rebuilding, repair, replacement or construction of improvements to the asset or property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to make any purchase of any Second Lien Obligations; provided, however, that the Issuers deliver to the trustee within 90 days of such Event of Loss:

(i) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operating in, substantially the same condition as it existed prior to the Event of Loss within 18 months of the Event of Loss; and

(ii) an Officers’ Certificate certifying that the Issuers and/or its Restricted Subsidiaries, as applicable, has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (i) above.

Any rebuilt, repaired, replaced, constructed or improved property will remain Collateral and remain subject to a perfected Second Priority Lien under the Collateral Documents. Any Net Loss Proceeds from such Event of Loss will be segregated from the other assets of the Issuers or any of their Subsidiaries and will be held in a collateral account. Any Net Loss Proceeds that are not applied in accordance with clauses (1) and/or (2) above will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $15.0 million, the Issuers will make an offer (an “Event of Loss Offer”) to, (1) first, all holders of Second Lien Obligations to purchase the maximum principal amount of Second Lien Obligations that may be purchased out of the Excess Loss Proceeds and, (2) second, to the extent any amounts remain, all holders of Pari Passu Indebtedness that contains provisions similar to these set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest, liquidated damages, if any, and any other amounts due, if any, on the Second Lien Obligations or Pari Passu Indebtedness, as the case may be, to the date of purchase, and will be payable in cash. Any Event of Loss Offer will be made substantially in accordance with the applicable procedures described in the indenture. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Issuers may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of Second Lien Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the Second Lien Obligations to be purchased on a pro rata basis based on the principal amount of Second Lien Obligations tendered. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

In the event of an Event of Loss with respect to any Collateral pursuant to clause (iii) of the definition of “Event of Loss” with respect to any property or assets that have a fair market value (or replacement cost, if greater) in excess of $2,000,000, the affected Issuer or Restricted Subsidiary, as the case may be, will be required to receive consideration at least equal to the Fair Market Value of the property or assets subject to the Event of Loss.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(i) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash from Basic Surplus with respect to the Company’s preceding fiscal quarter, plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after August 7, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after August 7, 2006 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Basic Surplus for any period commencing on or after August 7, 2006 (items (b), (c) and (d) of this clause (i) being referred to as “Incremental Funds”), minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (i) and clause (ii) below; or

(ii) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (ii) meaning only distributions on limited partnership interests of the Company, plus the related distribution on the general partner interest and any distributions made with respect to an Incentive Distribution Right), is less than the sum, without duplication, of:

(a) $50.0 million less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (ii)(a) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on August 7, 2006, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (ii) or clause (i) above.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution on Equity Interests of the Company or the consummation of an irrevocable redemption of any Indebtedness subordinated to the Notes or a Subsidiary Guarantee within 60 days after the date of the declaration of any dividend or distribution or the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date such notice is delivered, such dividend or redemption payment, as the case may be, would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Basic Surplus and Incremental Funds for purposes of the immediately preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis, measured by value;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year; provided further, that the amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by the Company or any of Restricted Subsidiary from the sale of Equity Interests (other than Disqualified Stock) of the Company to members of management or directors of the General Partner after August 7, 2006 (provided, however, that the amount of such cash proceeds utilized for any such repurchase, redemption or other acquisition or retirement for value will not increase the amount available for Restricted Payments under the immediately preceding paragraph); or

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent that the repurchase of such Capital Stock represents a portion of the exercise price thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $15.0 million, by an officer of the General Partner and, in the case of amounts over $15.0 million, by the Board of Directors of the General Partner, whose determination shall be evidenced by a Board Resolution. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clause (2), (3), (4) or (5)) the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(6), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $360.0 million;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes issued and sold and the related Subsidiary Guarantees issued on August 7, 2006 and the Exchange Notes and the related Subsidiary Guarantees issued pursuant to any registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of Vessels or any property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any one time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (8) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting any one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets;”

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of worker’s compensation claims, self-insurance obligations, bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the replacement (through construction or acquisition) of one or more Vessels, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other involuntary taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other involuntary taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any Restricted Subsidiary from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from guarantees of Indebtedness of Joint Ventures not to exceed $15.0 million at any one time; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed the greater of (a) $20.0 million or (b) 5% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and divide (or later classify or reclassify or divide in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on August 7, 2006 shall be considered incurred under clause (1) of the second paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on August 7, 2006 (including the Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on August 7, 2006;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in transportation agreements and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(6) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) any agreement or instrument relating to any property or assets acquired (including, without limitation, by way of lease) after August 7, 2006, so long as such encumbrance or restriction relates only to the property or assets so acquired (including, without limitation, by way of lease) and is not and was not created in anticipation of such acquisitions;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any instrument governing Indebtedness permitted to be incurred under the indenture, provided that the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not materially more restrictive than those contained in the indenture, taken as a whole; and

(13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, including clawback, “make-well” or “keep-well” agreements, to maintain financial performance or results of operations of a Joint Venture entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1) either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture, the Collateral Documents and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction or series of transactions no Default or Event of Default exists;

(4) in the case of a transaction involving the Company and not Finance Corp., either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction or series of transactions after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(b) immediately after giving effect to such transaction or series of transactions on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; or

(c) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will not be less than the Consolidated Net Worth of the Company immediately before such transaction;

(5) in the case of a transaction involving the Company and not Finance Corp., either the Company or the Person surviving any such consolidation or merger or to which such sale, assignment, transfer, lease conveyance or other disposition has been made, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction;

(6) the Collateral owned by or transferred to the Company or the Person formed by such consolidation or merger, as applicable, will: (a) continue to constitute Collateral under the Indenture and the Collateral Documents; and (b) not be subject to any Liens other than Permitted Liens; and

(7) such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture and Collateral Documents (if any) comply with the indenture and that such supplemental indentures and Collateral Documents (if any) are enforceable, subject to customary exceptions.

Notwithstanding the preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes, the indenture, the Collateral Documents and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal, state or local income taxation as an entity or (b) is considered to be an “includable corporation” of an affiliated group of corporations with the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; or, if in the good faith judgment of the Board of Directors of the General Partner there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries or the General Partner in the ordinary course of business;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) transactions permitted by the terms of (a) the Partnership Agreement with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters, including, without limitation, the reimbursement of out-of-pocket costs and expenses incurred by the General Partner on behalf of the Company, and (b) any other agreements with U.S. Shipping General Partner L.P. and its subsidiaries that were in effect on August 7, 2006, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

(5) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, a Restricted Subsidiary of the Company, the General Partner or its Subsidiaries, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company or the receipt of any capital contribution from any Affiliate;

(7) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(8) sales of any securities to Affiliates of the Company, provided that the syndicate involved in such sale of securities includes an unaffiliated investment bank of national standing;

(9) agreements entered into on or prior to August 7, 2006 in connection with the formation of USS Products Investor LLC;

(10) transactions between the Company and any Person, a director of which is also a director of the General Partner; provided, however, that such director abstains from voting as a director of the General Partner on any matter involving such other Person;

(11) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the General Partner in an amount not to exceed in any four quarter period the greater of (x) $2.5 million and (y) 5% of Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period;

(12) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries of the Company in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries of the Company for the benefit of lenders of Unrestricted Subsidiaries of the Company; and

(13) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the good faith judgment of the Board of Directors of the General Partner or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company; provided that any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after August 7, 2006, any domestic Restricted Subsidiary of the Company that is not already a Guarantor (including, without limitation, any domestic Restricted Subsidiary acquired or created after August 7, 2006) (i) guarantees any Indebtedness of the Issuers or any Guarantor in excess of a De Minimis Guaranteed Amount, (ii) incurs any Indebtedness under the Credit Agreement, (iii) incurs any Indebtedness in excess of a De Minimis Guaranteed Amount, or (iv) acquires or operates any Vessels having a fair market value in excess of $15.0 million, then in either case that Restricted Subsidiary will (A) become a Guarantor by executing a supplemental indenture and delivering it to the trustee within five Business Days of the date on which it (x) guaranteed or incurred such Indebtedness under the Credit Agreement or in excess of a De Minimis Guaranteed Amount, as the case may be, or (y) acquired such Vessel and (B) execute such Collateral Documents and other instruments and take such other measures as are reasonably necessary to cause any assets of such Subsidiary that constitute Collateral to be subject to Second Priority Liens and perfect such Liens in respect of such assets in the manner and to the extent required under the Collateral Documents.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Issuers will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Issuers will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

The Issuers will be deemed to have provided such reports to the trustee if they have filed such reports with the Commission via the Edgar filing system and such reports are made publicly available.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with the provisions described under the captions
“—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders
—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by the Company for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there  is or may be issued or by which there is or may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary or any Subsidiary Guarantees of a group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company; and

(9) unless all of the Collateral shall have been released from the Liens in accordance with the provisions of the Collateral Documents and the indenture, (a) any default by the Issuers or any of its Restricted Subsidiaries party thereto in the performance of the Collateral Documents which adversely affects the enforceability, validity, perfection or priority of any of the Liens on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the trustee and the Holders, (b) the repudiation or disaffirmation by the Issuers or any of its Restricted Subsidiaries party thereto of its material obligations under the Collateral Documents or (c) the determination in a final, non-appealable judicial proceeding that any material rights under the Collateral Documents are unenforceable or invalid against the Issuers or any of its Restricted Subsidiaries that are party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Collateral Documents or otherwise cured within 30 days after written notice to the Company by the trustee).

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Company or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partners

Neither the General Partner nor any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since August 7, 2006, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7)   waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)   make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s or Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets, in each case in accordance with the terms of the indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus will not be deemed to adversely affect such legal rights;

(5) to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the caption “—Certain Covenants—Liens;”

(6) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture;

(7) to release Collateral from the Liens of the indenture and the Collateral Documents when permitted or required by the indenture or the Collateral Documents;

(8) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(9) to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(10) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(11) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

(12) to comply with the rules of any applicable securities depositary;

(13) to provide for the issuance of Exchange Notes and the related Subsidiary Guarantees; or

(14) to conform the text of the indenture, the Guarantees or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Guarantees or the notes.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to U.S. Shipping Partners L.P., 399 Thornall Street, 8th Floor, Edison, New Jersey 08837, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), at the trustee’s corporate trust office, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’ s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000, in excess thereof, if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary or such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties, rights or assets (including by way of a sale and leaseback transaction); provided that the disposition of all or substantially all of the properties, rights or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties, rights or assets having a fair market value of less than $10.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties, rights or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of properties, rights or assets for properties, rights or assets owned or held by another Person, including any disposition of some, but not all, of the Equity Interests of a Restricted Subsidiary in exchange for assets, rights or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the fair market value of the properties, rights or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents or liabilities assumed) is reasonably equivalent to the fair market value of the properties, rights or assets (together with any cash or Cash Equivalents or liabilities assumed) to be received by the Company or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(8) the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens;”

(9) dispositions in connection with Permitted Liens;

(10) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(11) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(12) a disposition of properties or assets in the ordinary course of business by the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary that is engaged in the business of providing marine transportation, towing and support services to the refined petroleum, petrochemical and commodity chemical industry (or a business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors of the General Partner), provided that such transaction complies with the covenants described under “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenants—Restricted Payments;”

(13) any charter or lease of any equipment or other properties or assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary thereof is the lessor, except any such charter or lease that provides for the acquisition of such properties or assets by the lessee during or at the end of the term thereof for an amount that is less than their fair market value at the time the right to acquire such properties or assets occurs; and

(14) transfers of Vessels and related assets that constitute sales or other dispositions for purposes of financing sale and leaseback or similar arrangements related to transactions financing the acquisition or use of such Vessels; provided, that in connection with such transactions the Company or any of its Restricted Subsidiaries receives cash in an amount equal to the fair market value of such Vessels.

“ATB Escrow Account” has the meaning set forth in the definition of “Escrow Accounts.”

“ATB Units” means ATB Unit 1, ATB Unit 2, ATB Unit 3 and ATB Unit 4.

“ATB Unit 1” means Hull 931 and Tank Vessel 1.

“ATB Unit 2” means Hull 932 and Tank Vessel 2.

“ATB Unit 3” means Hull 933 and Tank Vessel 3.

“ATB Unit 4” means Hull 934 and Tank Vessel 4.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on August 7, 2006.

“Basic Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on August 7, 2006.

“Bay Shipbuilding Construction Contract” means the contract for the construction of Tank Vessel 1 and Tank Vessel 2 between USS ATB 1 LLC, a Delaware limited liability company, and Bay Shipbuilding

Co., a division of Manitowoc Marine Group, LLC, a Nevada limited liability company, dated February 16, 2006.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to Finance Corp., the board of directors of Finance Corp.;

(2) with respect to the Company, the Board of Directors of the General Partner or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary:

(1) United States dollars;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, including issuances by governmental sponsored entities, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corp., Federal Home Loan Bank, Federal Farm Credit Bank and the Government National

Mortgage Association, to the extent such governmental sponsored entities are implicitly backed by the government of the United States;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with or of any commercial bank having capital and surplus in excess of $250,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper of an issuer rated at least P-1 by Moody’s or at least A-1 by S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally and, in each case, maturing within 12 months after the date of issuance thereof;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above that seek to maintain a net asset value of 1.00 as their primary objective;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof rated either “A2” or higher by Moody’s or “A” or higher by S&P with maturities of 24 months or less from the date of acquisition;

(8) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(9) “Auction Rate Securities” including taxable municipals, taxable auction notes, and money market preferreds; provided that the availability of principal, credit quality, and “reset period” are no greater than 90 days and are rated “AAA” by S&P or “AAA” by Moody’s.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like;

(4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of U.S. Shipping Master LLC, measured by voting power rather than number or percentage of membership interests, at a time when U.S. Shipping Master LLC still Beneficially Owns more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number or percentage of membership interests; or

(5) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person,” excluding any Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Collateral” has the meaning set forth under “—Security for the Notes.”

“Collateral Agent” means the Collateral Agent under the Collateral Documents.

“Collateral Documents” means collectively, all agreements, deeds of trust, mortgages, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Collateral Agent in the Collateral.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded; and

(5) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet (other than current maturities of long-term debt), and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on such Person’s consolidated balance sheet, determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all such Person’s outstanding Capital Stock, plus

(2) paid-in capital or capital surplus relating to such Capital Stock, plus

(3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Construction Contracts” means the Bay Shipbuilding Construction Contract, the Eastern Shipbuilding Group Hull 931 Construction Contract and the Eastern Shipbuilding Group Hull 932 Construction Contract, in each case, as amended, restated and/or supplemented.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:

(1) was a member of such Board of Directors on August 7, 2006; or

(2) was nominated for election or elected to such Board of Directors with the approval of the Qualifying Owners or of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 7, 2006, among the Company, the Guarantors named therein, the lenders party thereto and Canadian Imperial Bank of Commerce, as administrative agent, consisting of a term loan facility, a revolving credit facility and a draw-down facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables) to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory and/or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Debt Issuances” means, with respect to the Issuers or any Restricted Subsidiary, one or more issuances after August 7, 2006 of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Eastern Shipbuilding Group Hull 931 Construction Contract” means the construction contract for the tug designated Hull 931 between USS ATB 1 LLC, a Delaware limited liability company, and Eastern Shipbuilding Group, Inc., a corporation incorporated in the State of Florida, dated February 16, 2006, as supplemented by the letter dated February 16, 2006 between Easter Shipbuilding Group, Inc. and U.S. Shipping Partners L.P.

“Eastern Shipbuilding Group Hull 932 Construction Contract” means the construction contract for the tug designated Hull 932 between USS ATB 2 LLC, a Delaware limited liability company, and Eastern Shipbuilding Group, Inc., a corporation incorporated in the State of Florida, dated February 16, 2006, as supplemented by the letter dated February 16, 2006 between Easter Shipbuilding Group, Inc. and U.S. Shipping Partners L.P.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after August 7, 2006. For the avoidance of doubt, the Private Equity Placement shall not constitute an Equity Offering.

“Escrow Accounts”   means the escrow accounts established to fund the financing of (i) the construction of the ATB Units (the “ATB Escrow Account”) and (ii) the Company’s obligation to contribute equity to USS Products Investor LLC.

“Event of Loss”   means, with respect to any asset, any (i) loss, destruction or damage of such asset, (ii) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (iii) settlement in lieu of clause (ii) above.

“Exchange Notes” means the notes issued in a Registered Exchange Offer pursuant to the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under clause (i) of the second paragraph under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” and other than intercompany Indebtedness) in existence on August 7, 2006, until such amounts are repaid, including, without limitation, the cash collateralized letter of credit supporting the Issuer’s obligation to contribute $65.0 million to USS Products Investor LLC.

“First Lien Documents” shall mean any Credit Facility designated as a “First Lien Document” for purposes of the Intercreditor Agreement (including the Credit Agreement), all agreement evidencing Hedging Obligations that constitute First Lien Obligations and all other documents and instruments pursuant to which any Indebtedness constituting First Lien Obligations has been incurred or is outstanding, in each case, as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.

“First Lien Obligations” means:

(1) all Indebtedness of the Issuers and their Subsidiaries under any Credit Facility that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Facility or any loan required to be made under any Credit Facility to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be incurred by clause (1) or (14) of the second paragraph under “Incurrence of Indebtedness and Issuance of Preferred Stock” and that is designated as “First Lien Obligations” for purposes of the Intercreditor Agreement;

(2) all other Indebtedness of the Issuers and their Subsidiaries (including the Credit Agreement) designated as “First Lien Obligations” for purposes of the Intercreditor Agreement permitted to be incurred by clause (1) or (14) of the second paragraph under “Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) Hedging Obligations that are designated as First Lien Obligations by the Issuers in an Officers’ Certificate.

“First Lien Obligation Period” means any period during which (1) any First Lien Obligations are outstanding, (2) any commitments pursuant to which First Lien Obligations may be incurred are in effect or (3) any letters of credit issued under any First Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document.

“First Priority Liens” means a Lien granted pursuant to a Collateral Document to secure First Lien Obligations.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through Asset Acquisitions, mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings, operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the applicable day rates or per ton rates, as the case may be, (net, in each case, of applicable vessel operating expenses and voyage expenses) under any Qualified Charter that has been entered into by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period, and on or prior to the Calculation Date, will be given pro forma effect for purposes of calculating Consolidated Cash Flow as if such Qualified Charter had been entered into on the first day of the four-quarter reference period;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(5) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred securities of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; less

(5) interest income received from the Escrow Accounts,

in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on August 7, 2006.

“General Partner” means U.S. Shipping General Partner LLC, a Delaware limited liability company.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) the Persons executing the indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in prices or inflation with respect to contractual obligations and not for purposes of speculation; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates that are not entered into for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Hull 931”   means the tug designated Hull 931 to be constructed pursuant to the Eastern Shipbuilding Group Hull 931 Construction Contract for a total purchase price of $16,374,000.

“Hull 932”   means the tug designated Hull 932 to be constructed pursuant to the Eastern Shipbuilding Group Hull 932 Construction Contract for a total purchase price of $16,374,000.

“Hull 933” means the tug designated Hull 933 to be constructed pursuant to a letter dated February 16, 2006 addressed to the Company from Eastern Shipbuilding Group, Inc. (the “Eastern Letter”) for a total purchase price of $16,803,000.

“Hull 934” means the tug designated Hull 934 to be constructed pursuant to the Eastern Letter for a total purchase price of $16,803,000.

“Incentive Distribution Right” has the meaning assigned to such term in the Partnership Agreement, as in effect on August 7, 2006.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), other than letters of credit issued by such Person in the ordinary course of business to the extent not drawn;

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” shall not include any lease that is not a Capital Lease Obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Intercreditor Agreement” means the Intercreditor Agreement in the form attached to the indenture, executed among the Issuers, the Guarantors, the Administrative Agent and the Collateral Agent under the Credit Agreement, the Collateral Agent and the trustee, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means a corporation, partnership or other entity engaged in a Permitted Business in respect of which the Company or a Restricted Subsidiary beneficially owns at least 25% of the shares, interests or other equivalents of Capital Stock of such entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“National Steel and Shipbuilding Company Contract” means the amended and restated contract between USS Product Carriers LLC and National Steel and Shipbuilding Company, a wholly-owned subsidiary of General Dynamics, dated March 14, 2006 and providing for the construction of nine 49,000 deadweight ton double-hulled refined product tankers.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Loss Proceeds”   means the aggregate cash proceeds received by the Issuers or any of their Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes attributable to such Event of Loss paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for indemnification for or liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Note Obligations” means the notes, the Subsidiary Guarantees and all other Obligations of any obligor under the indenture, the notes, the Exchange Notes, the Subsidiary Guarantees, the Exchange Guarantees and the Collateral Documents.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officers’ certificate” means a certificate signed on behalf of the Company by at least two Officers of the General Partner and two Officers of Finance Corp., in each case, one of whom must be the principal executive officer or the principal accounting officer of the General Partner or Finance Corp, as the case may be, that meets the requirements of this Indenture.

“Parent” means any direct or indirect parent company of the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of any Issuer or any Guarantor that is not subordinated in right of payment to any other Indebtedness of such Issuer or such Guarantor, as the case may be.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of U.S. Shipping Partners L.P., dated as of November 3, 2004, as in effect on August 7, 2006 and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means (i) the marketing, chartering or otherwise providing of marine transportation, towing and support services to the petroleum, petrochemical and commodity chemical industry (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors of the General Partner), or (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(b) pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the company or such Restricted Subsidiary;

(9) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(10) Investments in USS Products Investor LLC in an amount not to exceed $70.0 million; and

(11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of $20.0 million or 5% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1) First Priority Liens securing any Indebtedness incurred pursuant to clauses (1) and (14) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and Hedging Obligations permitted under the indenture;

(2) Liens created under the Collateral Documents in favor of the Collateral Agent for the benefit of, or to secure, the notes, the Subsidiary Guarantees or the Note Obligations, including additional notes issued in accordance with the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than such acquired property;

(6) any interest or title of a lessor to the property subject to a Capital Lease Obligation or an operating lease;

(7) Liens on any Vessel, property or other asset acquired (including by means of a lease), constructed or improved by the Company or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price, lease payments or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired (or leased), constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(8) Liens existing on August 7, 2006 other than Liens securing the Credit Facilities;

(9) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(10) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12) Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(13) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(14) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or charge-back with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank and incurred in the ordinary course of business.

(16) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that does not exceed $10.0 million at any one time outstanding;

(17) Liens to secure Capital Lease Obligations incurred by the Company or any of its Restricted Subsidiaries for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any Vessels; and

(18) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (17) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Equity Placement” means the private placement of $75.0 million by the Company of its Capital Stock consummated on August 7, 2006.

“Qualified Charter” means a time charter, contract of affreightment, or consecutive voyage charter that provides a contract to charter or use a Vessel at a set daily or per ton rate for a fixed period of at least one year; provided that the Company or any of its Restricted Subsidiaries owns or has the right to operate a Vessel suitable for performing the obligations under such time charter, contract of affreightment or consecutive voyage charter and the Company or any of its Restricted Subsidiaries have begun performing under such time charter, contract of affreightment or consecutive voyage charter, or will be performing thereunder within a period of not less than 30 days from any Calculation Date.

“Qualifying Owners” means Sterling Investment Partners L.P. and/or Paul B. Gridley.

“Ready for Sea Cost” means with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by the Company or any Restricted Subsidiary of the Company, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for its or their intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with GAAP.

“Registered Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Second Lien Obligations” means the notes, the Subsidiary Guarantees with respect to the notes and the Note Obligations, including additional notes issued in accordance with the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Second Priority Liens” means a Lien granted pursuant to a Collateral Document to secure Second Lien Obligations.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on August 7, 2006.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited), limited liability company or joint venture or other entity (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively;

provided, however,   that no such corporation, partnership, limited liability company or joint venture or other entity shall (i) constitute a Subsidiary of the Company, unless such entity is a consolidated Subsidiary of the Company, or (ii) constitute a Subsidiary of any other Person unless such entity would appear as a consolidated subsidiary of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Tank Vessel 1”   means the tank barge designated Hull 766 to be constructed pursuant to the Bay Shipbuilding Construction Contract for a purchase price of $38,010,850 (subject to certain adjustments as specified under the Bay Shipbuilding Construction Contract).

“Tank Vessel 2”   means the tank barge designated Hull 767 to be constructed pursuant to the Bay Shipbuilding Construction Contract for a purchase price of $38,010,850 (subject to certain adjustments as specified under the Bay Shipbuilding Construction Contract).

“Tank Vessel 3” means Vessel No. 3 (as defined in the Bay Shipbuilding Construction Contract, as in effect on August 7, 2006).

“Tank Vessel 4” means Vessel No. 4 (as defined in the Bay Shipbuilding Construction Contract, as in effect on August 7, 2006).

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year.

“Unrestricted Subsidiary” means, initially, Finance Corp., USS Product Carriers LLC and USS Products Investor LLC and any Subsidiary of the Company that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) except as permitted in clauses (4) and (5) of the covenant “—Affiliate Transaction,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“USS Products Investor LLC” means the joint venture formed by the Company for the purpose of constructing and operating nine 49,000 deadweight ton double-hulled refined product tankers in accordance with the National Steel Shipbuilding Company construction contract.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo and/or passengers or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries pursuant to a lease or other operating agreement, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal amount of such Indebtedness.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the exchange of your initial notes in the exchange offer for exchange notes registered pursuant to the registration statement of which this prospectus is a part. This discussion is a summary for general informational purposes only and does not address all aspects of United States federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial decisions, all as of the date of this prospectus. These authorities may be changed, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those described below. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there is no assurance that the Internal Revenue Service will agree with these statements and conclusions.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

We have assumed for purposes of this summary that the notes are and will be held as capital assets (within the meaning of Section 1221 of the Code) by holders who purchased the initial notes in the original offering at the initial offering price. This summary does not address tax consequences arising the laws of any foreign, state or local jurisdiction. In addition, this summary does not address United States federal income tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•       holders subject to the alternative minimum tax;

•       tax-exempt organizations;

•       insurance companies;

•       expatriates;

•       dealers in securities or currencies;

•       traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•       banks and financial institutions;

•       holders whose “functional currency” is not the United States dollar;

•       persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk-reduction transaction, or

•       persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Consequences of Tendering Initial Notes

The exchange of your initial notes for exchange notes in the exchange offer should not be treated as a taxable “exchange” for United States federal income tax purposes because the exchange notes issued in the exchange offer should not be considered to differ materially in kind or extent from the initial notes. Rather, the exchange notes received in the exchange offer should be treated as a continuation of your initial notes surrendered in the exchange offer. Accordingly, there should be no United States federal income tax consequences to you as a result of participating in the exchange. Specifically, you will not recognize taxable income, gain or loss on such exchange, your holding period for the exchange notes will include the holding period for the initial notes so exchanged, your initial tax basis in the exchange notes immediately following the exchange will be the same as your adjusted tax basis in the initial notes so exchanged immediately prior to the exchange, and the United States federal income tax consequences associated with holding and disposing of the initial notes will generally continue to apply to the exchange notes.

There are no United States federal income tax consequences to a holder of initial notes that does not participate in the exchange offer.

This summary of material United States federal income tax considerations is for general information only and is not tax advice. Each note holder is urged to consult the holder’s own tax advisor with respect to the application of United States federal income tax laws in light of the holder’s particular circumstances, as well as any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•       you acquire the exchange notes in the ordinary course of your business; and

•       you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•       an “affiliate” within the meaning of Rule 405 under the Securities Act of us or U.S. Shipping Finance Corp.; or

•       a broker-dealer that acquired initial notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the initial notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange initial notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering Initial Notes” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your initial notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for initial notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•       in the over-the-counter market;

•       in negotiated transactions;

•       through the writing of options on the exchange notes; or

•       a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the initial notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes being offered by this prospectus have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of U.S. Shipping Partners L.P. incorporated in this prospectus by reference to the Annual Report on Form 10-K of U.S. Shipping Partners L.P. for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly-filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this prospectus under “Incorporation of Documents by Reference” below.

You may read and copy the information that we incorporate by reference in this prospectus as well as other reports and information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.

Each person to whom a prospectus is delivered may also request a copy of those materials and the indenture and registration rights agreement, free of charge, by writing us at the following address: U.S. Shipping Partners L.P., 399 Thornall St., 8th Floor, Edison, NJ 08837, Attention: Investor Relations, or by telephoning us at (732) 635-1500.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date such information is presented, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INCORPORATION OF DOCUMENTS BY REFERENCE

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are including and incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly-filed documents that contain such information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents filed with the SEC by us:

•       Annual Report on Form 10-K of U.S. Shipping Partners L.P. for the fiscal year ended December 31, 2005, filed on March 15, 2006;

•       Quarterly Report on Form 10-Q of U.S. Shipping Partners L.P. for the fiscal quarter ended March 31, 2006, filed on May 10, 2006, the fiscal quarter ended June 30, 2006, filed on August 9, 2006, and the fiscal quarter ended September 30, 2006, filed on November 9, 2006; and

•       Current Reports on Form 8-K of U.S. Shipping Partners L.P. as filed with the SEC on February 22, 2006, May 8, 2006 (other than the information under Item 7.01), May 19, 2006, June 2, 2006, June 29, 2006, July 19, 2006, August 2, 2006, August 8, 2006, August 8, 2006, August 10, 2006, November 3, 2006, November 9, 2006, February 5, 2007, February 5, 2007, February 6, 2007 and February 9, 2007.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information in any Current Report on Form 8-K and any exhibits attached thereto that was “furnished” but not “filed” for purposes of Section 18 of the Exchange Act is not incorporated by reference in this prospectus.

For periods prior to the nine months ended September 30, 2006, the parent entity (U.S. Shipping Partners L.P.) had no independent assets or operations, the subsidiary co-issuer entity (U.S. Shipping Finance Corp.), which is a 100% owned finance subsidiary of U.S. Shipping Partners L.P., commenced operations on August 7, 2006, and the Parent’s only non-guarantor subsidiaries (USS Products Investor LLC and USS Product Carriers LLC) both commenced operations on August 7, 2006. In addition, all of our wholly-owned subsidiaries other than the non-guarantor subsidiaries identified above guarantee the $100,000,000 13% Senior Secured Notes due 2014 on a full and unconditional, joint and several basis. Accordingly, the consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2005 that is incorporated by reference in this registration statement present the combined financial position, results of operations and cash flows of the subsidiary guarantors in accordance with Rule 3-10 of Regulation S-X. There are no restrictions on the ability of U.S. Shipping Partners L.P. to obtain funds from its wholly owned subsidiaries.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by U.S. Shipping Partners L.P. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of U.S. Shipping Partners L.P. or that information contained herein is correct as of any time subsequent to the date hereof. Until March 19, 2007, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

U.S. Shipping Partners L.P.

U.S. Shipping Finance Corp.

OFFER TO EXCHANGE

Registered
$100,000,000 13% Senior Secured Notes due 2014

for

Outstanding
$100,000,000 13% Senior Secured Notes due 2014